Exhibit 10.1

EXECUTION VERSION

Second Amendment to Credit Agreement

This Second Amendment to Credit Agreement (this “Amendment”) is entered into as of November 4, 2019, among American Finance Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”), Genie Acquisition, LLC, a Delaware limited liability company (“Genie”), as a Guarantor, American Finance Trust, Inc., a Maryland corporation (“AF REIT”), as a Guarantor, the other Guarantors party hereto, the Lenders party hereto, and BMO HARRIS BANK N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Preliminary Statements

A.      The Borrower, Genie, AF REIT, the other Guarantors party thereto, the Lenders party thereto, and the Administrative Agent have heretofore entered into that certain Credit Agreement dated as of April 26, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.      The Borrower has requested that the Lenders and the Administrative Agent make certain amendments to the Credit Agreement, and the Lenders and the Administrative Agent are willing to do so under the terms and conditions set forth in this Amendment.

C.      This Amendment shall constitute a Loan Document and these Preliminary Statements shall be construed as part of this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendments to Credit Agreement.

Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement shall be and hereby is amended as follows; provided, however, that the amendment to Section 8.24(a) of the Credit Agreement set forth in Annex I hereto shall be deemed to be effective as of September 30, 2019:

The Credit Agreement is, effective as of the date of this Amendment, hereby amended to delete the struck text (indicated textually in the same manner as the following example: ~~struck text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex I hereto, except that any Schedule or Exhibit to the Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Annex I shall remain in effect without any amendment or other modification thereof.

Section 2.	Reaffirmation of Guaranties.

Each Guarantor hereby (i) acknowledges and consents to the terms of this Amendment and the Credit Agreement as amended by this Amendment, (ii) confirms that its Guaranty in favor of the Administrative Agent, for the benefit of the Lenders, and all of its obligations thereunder, as amended, remain in full force and effect and (iii) reaffirms all of the terms, provisions, agreements and covenants contained in its Guaranty. Each Guarantor agrees that its consent to any further amendments or modifications to the Credit Agreement and other Loan Documents shall not be required solely as a result of this acknowledgment and consent having been obtained, except to the extent, if any, required by any Guaranty.

Section 3.	Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

3.1.       The Administrative Agent having received this Amendment duly executed by the Borrower, each Guarantor, and the Required Lenders.

3.2.       The Borrower shall have paid to the Administrative Agent, for the benefit of the Lenders party hereto (including BMO Harris Bank N.A., as a lender), an amendment fee in an amount equal to $20,000, which amendment fee shall be fully earned, due and payable on the date of this Amendment.

Section 4.	Representations.

In order to induce the Administrative Agent and the Required Lenders to execute and deliver this Amendment, the Borrower, Genie, AF REIT and each other Guarantor hereby represents to the Administrative Agent and the Lenders that (a) after giving effect to this Amendment, the representations and warranties set forth in Section 6 of the Credit Agreement, as amended by this Amendment, are and shall be and remain true and correct in all material respects (where not already qualified by materiality or Material Adverse Effect, otherwise in all respects) as of the date hereof (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date) and (b) no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

Section 5.	Miscellaneous.

5.1.       Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, the other Loan Documents, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

5.2.       The Borrower agrees to pay on demand all reasonable costs and out-of-pocket expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent.

5.3.       This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment. This Amendment, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York) without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

[Signature Pages Follow]

This Amendment is entered into as of the date and year first above written.

Borrower:

American Finance Operating
Partnership, L.P., a Delaware limited partnership

By:	American Finance Trust, Inc., its general partner

By:	/s/ Katie P. Kurtz
Name: Katie P. Kurtz
Title: Chief Financial Officer, Treasurer and Secretary

[Signature Page to Second Amendment to Credit Agreement (American Finance Operating Partnership, L.P.)]

Guarantors:

American Finance Trust, Inc., a Maryland corporation

By:	/s/ Katie P. Kurtz
Name: Katie P. Kurtz
Title: Chief Financial Officer, Treasurer and Secretary

Genie Acquisition, LLC, a Delaware limited liability company

By:	/s/ James A. Tanaka
Name: James A. Tanaka
Title: Authorized Signatory

[Signature Page to Second Amendment to Credit Agreement (American Finance Operating Partnership, L.P.)]

ARC CLORFL001, LLC
ARC NCCHRNC001, LLC
ARC NWNCHSC001, LLC
ARC PSFKFKY001, LLC
ARC SRTULOK001, LLC
ARC SSSDLLA001, LLC
ARC SWHOUTX001, LLC
ARC SWWCHOH001, LLC
ARC SWWMGPA001, LLC
ARC TMMONPA001, LLC
ARC WEMPSMN001, LLC
ARC BHTVCMI001, LLC
ARC FEEGLWI001, LLC
ARC FEGRFND001, LLC
ARC FESOUIA001, LLC
ARC FEWAUWI001, LLC
ARC HR5CSMA002, LLC
ARC LCROWTX001, LLC
ARC PRLAWKS001, LLC
ARC QSOKCOK001, LLC
ARC TCMESTX001, LLC
ARG KGOMHNE001, LLC
ARC TSKCYMO001, LLC
ARG DNMGCIN001, LLC
ARG CCFAYNC001, LLC
ARG CCNLVTX001, LLC
ARG CCLTZFL001, LLC
ARG FMBKHMS001, LLC
ARG FMCTVMS001, LLC
ARG ME19PCK001, LLC
ARG IM12PKSLB001, LLC
ARG PH14SLB001, LLC
ARG FMCHIIL001, LLC
ARG MESMOAR001, LLC
ARG FMIDBOK001, LLC
ARG FMATHTX001, LLC
ARG FMTYLTX001, LLC
ARG CCPBLCO01, LLC
ARC PTSCHIL001, LLC
ARG CHDUBGA001, LLC
ARG DGCSTKY001, LLC
ARG DGFLSKY001, LLC
ARG DGBRWKY001, LLC
ARG DGELKKY001, LLC
ARG DGSDLKY001, LLC
ARG DGLCNMI001, LLC

[Signature Page to Second Amendment to Credit Agreement (American Finance Operating Partnership, L.P.)]

ARG DGTBRIA001, LLC
ARG MCWSLB001, LLC
ARG DGCLKIA001, LLC
ARG DGCTSMI001, LLC
ARG DGASNIL001, LLC
ARG DGHRVMI001, LLC
ARG DGMRAMN001, LLC
ARG DGWBNIL001, LLC
ARG DDEPOTX001, LLC
ARG DI51PCK001, LLC

By:	American Finance Operating Partnership, L.P., its sole member

By:	American Finance Trust, Inc., its general partner

By:	/s/ James A. Tanaka
Name: James A. Tanaka
Title: Authorized Signatory

[Signature Page to Second Amendment to Credit Agreement (American Finance Operating Partnership, L.P.)]

Administrative Agent:

BMO Harris Bank N.A.

By:	/s/ Lloyd Baron
Name: Lloyd Baron
Title: Director

[Signature Page to Second Amendment to Credit Agreement (American Finance Operating Partnership, L.P.)]

Lenders:

BMO Harris Bank N.A., as a Lender

By:	/s/ Lloyd Baron
Name: Lloyd Baron
Title: Director

[Signature Page to Second Amendment to Credit Agreement (American Finance Operating Partnership, L.P.)]

Citizens Bank, N.A., as a Lender

By:	/s/ Michelle M. Dawson
	Name:	Michelle M. Dawson
	Title:	Vice President

[Signature Page to Second Amendment to Credit Agreement (American Finance Operating Partnership, L.P.)]

SunTrust Bank, as a Lender

By:	/s/ Nick Preston
	Name:	Nick Preston
	Title:	Director

[Signature Page to Second Amendment to Credit Agreement (American Finance Operating Partnership, L.P.)]

Société Générale, as a Lender

By:	/s/ John Hogan
	Name:	John Hogan
	Title:	Director

[Signature Page to Second Amendment to Credit Agreement (American Finance Operating Partnership, L.P.)]

Comerica Bank, as a Lender

By:	/s/ Charles Weddell
	Name:	Charles Weddell
	Title:	Vice President

[Signature Page to Second Amendment to Credit Agreement (American Finance Operating Partnership, L.P.)]

KeyBank, National Association, as a Lender

By:	/s/ Jonathan Bond
	Name:	Jonathan Bond
	Title:	Assistant Vice President

[Signature Page to Second Amendment to Credit Agreement (American Finance Operating Partnership, L.P.)]

Synovus Bank

By	/s/ David W. Bowman
	Name:	David W. Bowman
	Title:	Director

[Signature Page to Second Amendment to Credit Agreement (American Finance Operating Partnership, L.P.)]

Annex I

[See attached]

~~Conformed through First~~Annex I to Second Amendment to Credit Agreement

Credit Agreement

Dated as of April 26, 2018

among

American Finance Operating Partnership, L.P.,

as Borrower

The Guarantors from Time to Time Party hereto,

The Lenders from Time to Time Party Hereto,

Citizens Bank, N.A. and SunTrust Robinson Humphrey, Inc.,

as Syndication Agents

and

BMO Harris Bank N.A.,

as Administrative Agent

BMO Capital Markets Corp., Citizens Bank, N.A.

and SunTrust Robinson Humphrey, Inc.,

as Joint Lead Arrangers and Joint Book Runners

~~[NOTE: This Conformed Credit Agreement is intended for informational purposes only. In the case of any inconsistency between this Conformed Credit Agreement and the Credit Agreement and amendments as executed and delivered, such Credit Agreement and amendments shall govern.]~~

i

Section 6.5.	Financial Reports	54
Section 6.6.	No Material Adverse Change	54
Section 6.7.	Full Disclosure	~~55~~54
Section 6.8.	Trademarks, Franchises, and Licenses	55
Section 6.9.	Governmental Authority and Licensing	55
Section 6.10.	Good Title	55
Section 6.11.	Litigation and Other Controversies	~~56~~55
Section 6.12.	Taxes	~~56~~55
Section 6.13.	Approvals	56
Section 6.14.	Affiliate Transactions	56
Section 6.15.	Investment Company	56
Section 6.16.	ERISA	56
Section 6.17.	Compliance with Laws	56
Section 6.18.	OFAC	57
Section 6.19.	Other Agreements	~~58~~57
Section 6.20.	Solvency	57
Section 6.21.	No Default	57
Section 6.22.	No Broker Fees	58
Section 6.23.	Condition of Property; Casualties; Condemnation	58
Section 6.24.	Legal Requirements and Zoning	~~59~~58
Section 6.25.	REIT Status	58

SECTION 7.	Conditions Precedent	59

Section 7.1.	All Credit Events	59
Section 7.2.	Initial Credit Event	~~60~~59
Section 7.3.	Eligible Property Additions and Deletions of Unencumbered Pool Properties	61
Section 7.4.	Incentive Listing Note	63

SECTION 8.	Covenants	63

Section 8.1.	Maintenance of Existence	63
Section 8.2.	Maintenance of Properties	64
Section 8.3.	Taxes and Assessments	64
Section 8.4.	Insurance	64
Section 8.5.	Financial Reports	65
Section 8.6.	Inspection	~~68~~67
Section 8.7.	Liens	68
Section 8.8.	Investments, Acquisitions, Loans and Advances	68
Section 8.9.	Mergers, Consolidations and Sales	70
Section 8.10.	Maintenance of Subsidiaries	~~72~~71
Section 8.11.	ERISA	~~72~~71
Section 8.12.	Compliance with Laws	72
Section 8.13.	Compliance with OFAC Sanctions Programs and Anti-Corruption Laws	~~74~~73
Section 8.14.	Burdensome Contracts With Affiliates	~~75~~74
Section 8.15.	No Changes in Fiscal Year	~~75~~74
Section 8.16.	Formation of Subsidiaries	~~75~~74

Section 8.17.	Change in the Nature of Business	74
Section 8.18.	Use of Proceeds	74
Section 8.19.	No Restrictions	75
Section 8.20.	Financial Covenants	75
Section 8.21.	[Reserved]	~~76~~75
Section 8.22.	Electronic Delivery of Certain Information	75
Section 8.23.	REIT Status	~~77~~76
Section 8.24.	Restricted Payments	~~77~~76
Section 8.25.	Management Agreement	80

SECTION 9.	Events of Default and Remedies	~~81~~80

Section 9.1.	Events of Default	~~81~~80
Section 9.2.	Non-Bankruptcy Defaults	83
Section 9.3.	Bankruptcy Defaults	83
Section 9.4.	Collateral for Undrawn Letters of Credit	~~84~~83

SECTION 10.	Change in Circumstances	85

Section 10.1.	Change of Law	85
Section 10.2.	Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR	~~86~~85
Section 10.3.	Increased Cost and Reduced Return	~~87~~86
Section 10.4.	Lending Offices	87
Section 10.5.	Discretion of Lender as to Manner of Funding	87

SECTION 11.	The Administrative Agent	88

Section 11.1.	Appointment and Authorization of Administrative Agent	88
Section 11.2.	Administrative Agent and its Affiliates	~~89~~88
Section 11.3.	Action by Administrative Agent	88
Section 11.4.	Consultation with Experts	89
Section 11.5.	Liability of Administrative Agent; Credit Decision	~~90~~89
Section 11.6.	Indemnity	90
Section 11.7.	Resignation and Removal of Administrative Agent and Successor Administrative Agent	~~91~~90
Section 11.8.	L/C Issuer and Swing Line Lender	91
Section 11.9.	Hedging Liability and Bank Product Obligations	91
Section 11.10.	Designation of Additional Agents	~~93~~92
Section 11.11.	Authorization to Enter into Subordination Agreement	~~93~~92

SECTION 12.	Miscellaneous	92

Section 12.1.	Taxes	92
Section 12.2.	[Reserved]	96
Section 12.3.	No Waiver, Cumulative Remedies	96
Section 12.4.	Non-Business Days	96
Section 12.5.	Survival of Representations	96
Section 12.6.	Survival of Indemnities	96
Section 12.7.	Sharing of Set-Off	97
Section 12.8.	Notices	97

Section 12.9.	Counterparts; Integration; Effectiveness	~~100~~99
Section 12.10.	Successors and Assigns	99
Section 12.11.	Participants	99
Section 12.12.	Assignments	100
Section 12.13.	Amendments	102
Section 12.14.	Headings	103
Section 12.15.	Costs and Expenses; Indemnification	105
Section 12.16.	Set-off	106
Section 12.17.	Entire Agreement	107
Section 12.18.	Waiver of Jury Trial	107
Section 12.19.	Severability of Provisions	107
Section 12.20.	Excess Interest	~~109~~108
Section 12.21.	Construction	108
Section 12.22.	Lender’s and L/C Issuer’s Obligations Several	108
Section 12.23.	Governing Law; Jurisdiction; Consent to Service of Process	108
Section 12.24.	USA Patriot Act	109
Section 12.25.	Confidentiality	110
Section 12.26.	No Advisory or Fiduciary Responsibility	110
Section 12.27.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	111
Section 12.28.	Acknowledgement Regarding Any Supported QFCs	111

SECTION 13.	The Guarantees	113

Section 13.1.	The Guarantees	113
Section 13.2.	Guarantee Unconditional	~~113~~113
Section 13.3.	Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances	~~114~~114
Section 13.4.	Subrogation	~~114~~114
Section 13.5.	Waivers	~~115~~115
Section 13.6.	Limit on Recovery	~~115~~115
Section 13.7.	Stay of Acceleration	~~115~~115
Section 13.8.	Benefit to Guarantors	~~115~~115
Section 13.9.	Guarantor Covenants	~~115~~115
Section 13.10.	Subordination	~~115~~115
Section 13.11.	Keepwell	~~116~~116

Signature Page		~~117~~118

Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Revolving Note
Exhibit D-2	—	Swing Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Assignment and Acceptance
Exhibit G	—	Additional Guarantor Supplement
Exhibit H	—	Commitment Amount Increase Request
Exhibit I	—	Available Amount Certificate
Exhibit J-1	—	Form of U.S. Tax Compliance Certificate
Exhibit J-2	—	Form of U.S. Tax Compliance Certificate
Exhibit J-3	—	Form of U.S. Tax Compliance Certificate
Exhibit J-4	—	Form of U.S. Tax Compliance Certificate

Schedule 1	—	Commitments
Schedule 1.1	—	Initial Unencumbered Pool Properties
Schedule 1.2	—	Existing Letters of Credit
Schedule 1.3	—	Permitted Liens
Schedule 6.2	—	Subsidiaries
Schedule 6.11	—	Litigation
Schedule 8.8	—	Investments

v

Credit Agreement

This Credit Agreement (this “Agreement”) is entered into as of April 26, 2018, by and among American Finance Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”), the Guarantors from time to time party to this Agreement, the several financial institutions from time to time party to this Agreement, as Lenders, Citizens Bank, N.A. and SunTrust Robinson Humphrey, Inc., as Syndication Agents, and BMO Harris Bank N.A., as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

Preliminary Statement

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and subject to the conditions set forth in this Agreement.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	The Credit Facility.

Section 1.1.           Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively for all the Lenders the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Commitments of all Lenders in effect at such time and (ii) the Available Amount as then determined and computed. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 1.6(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to the terms and conditions hereof.

Section 1.2.           Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender may make loans in U.S. Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Termination Date. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

(b)               Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 360 days for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)               Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 1:00 p.m. (Chicago time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and, if applicable, the Interest Period requested therefor. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Borrower. Thereafter, the Swing Line Lender shall notify the Administrative Agent (who shall thereafter promptly notify the Borrower) whether or not it has elected to make such Swing Loan. If the Swing Line Lender agrees to make such Swing Loan, it may in its discretion quote an interest rate to the Borrower at which the Swing Line Lender would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to the Borrower shall be deposited or otherwise wire transferred to an account of the Borrower maintained with the Administrative Agent or its Affiliate or as the Borrower, the Administrative Agent, and the Swing Line Lender may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

(d)               Refunding Loans. In its sole and absolute discretion, the Swing Line Lender may at any time (and shall no later than the tenth Business Day after each Swing Loan is advanced if such Loan has not been sooner repaid), on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given (which Loans shall thereafter bear interest as provided for in Section 1.4(a) hereof). Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender, in immediately available funds, at the Administrative Agent’s office in Chicago, Illinois (or such other location designated by the Administrative Agent), before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

(e)               Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.2(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. From and after the date of any such purchase, such Swing Loans shall thereafter bear interest as provided for in Section 1.2(b)(i) above. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

Section 1.3.           Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of the Borrower or any one or more of its Subsidiaries in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Commitment of each Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding. The Existing Letters of Credit shall be considered “Letters of Credit” for all purposes hereunder and under the Loan Documents, to the same extent, and with the same force and effect as if the Existing Letters of Credit had been issued on the Closing Date under this Agreement at the request of the Borrower.

(b)               Applications. At any time before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form reasonably satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance) or thirty (30) days prior to the Termination Date (subject to the sentence below in respect of Letters of Credit with expiration dates that are automatically extended), in an aggregate face amount up to the L/C Sublimit, upon the receipt of an application duly executed by the Borrower for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”); provided, however, that the L/C Issuer may issue Letters of Credit with expiration dates later than the date that is thirty (30) days prior to the Termination Date if the Borrower and the L/C Issuer enter into arrangements for the Cash Collateralization or backstop of such Letters of Credit in a manner satisfactory to the L/C Issuer. Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.8(b) or Section 1.14 hereof, unless an Event of Default is then continuing, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, unless a Loan shall be made on such date in the amount of the Reimbursement Obligations and the proceeds thereof applied to pay such Reimbursement Obligations as contemplated by the last sentence of Section 1.3(c) hereof, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, then the L/C Issuer will give such notice of non renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after (x) the date that is thirty (30) days prior to the Termination Date or (y) 12 months after the current expiration date, (ii) the Commitments have been terminated, or (iii) a Default or an Event of Default is then continuing and either the Administrative Agent or the Required Lenders (with notice to the Administrative Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit; provided, however, that, with respect to the foregoing clauses (i) and (ii), the L/C Issuer may extend the expiration date of such Letter of Credit to a date of not more than one year beyond the Termination Date (any such Letter of Credit, an “Extended Letter of Credit”) if the Borrower and the L/C Issuer enter into arrangements for the Cash Collateralization or backstop of such Letter of Credit in a manner satisfactory to the L/C Issuer no later than thirty (30) days prior to the Termination Date (or such shorter period as agreed to by the L/C Issuer and the Administrative Agent in their sole discretion); provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral or backstop with respect to any Extended Letter of Credit by the date thirty (30) days prior to the Termination Date (or such shorter period as agreed to by the L/C Issuer and the Administrative Agent in their sole discretion), such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum stated amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Lenders in accordance with subsection (c) below, with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.3.

(c)               The Reimbursement Obligations. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall promptly notify the Borrower and the Administrative Agent thereof. Subject to Section 1.3(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that, in the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, reimbursement shall be made by no later than 1:00 p.m. (Chicago time) on the date when each drawing is paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. (Chicago time) on the date when such drawing is paid or, if notice of such drawing is given to the Borrower after 11:00 a.m. (Chicago time) on the date when such drawing is paid, by no later than 1:00 p.m. (Chicago time) on the following Business Day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(e) below.

(d)               Obligations Absolute. The Borrower’s obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 1.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder, except, in each case, to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Legal Requirements) suffered by the Borrower that are caused by the L/C Issuer’s gross negligence, bad faith or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment). None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Legal Requirements) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e)               The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)                Indemnification. The Participating Lenders shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.3(f) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g)               Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h)               Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 1.4.           Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred thousandth of a percentage point) for deposits in U.S. Dollars for a one month interest period commencing on such day, as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage, provided that in no event shall the “LIBOR Quoted Rate” be less than 0.00%.

(b)               Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR                =                                          LIBOR

       1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing, subject to Section 10.2 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such interpolated rate (which conclusion shall be conclusive and binding absent manifest error); provided that in no event shall “LIBOR” be less than 0.00%.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

(c)               Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its good faith determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.5.           Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted to a Eurodollar Loan shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than five (5) Borrowings of Eurodollar Loans outstanding hereunder. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

Section 1.6.           Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 2:00 p.m. (Chicago time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) one Business Day before the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 2:00 p.m. (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. No Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default is then continuing. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)               Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)               Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) and such Borrowing is not prepaid in accordance with Section 1.8(a), such Borrowing shall automatically be continued as a Borrowing of Eurodollar Loans with an Interest Period of one (1) month. In the event the Borrower fails to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 2:00 p.m. (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Swing Line Lender, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)               Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent shall designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower on the date of such Borrowing as instructed by the Borrower.

(e)               Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.11 hereof so that the Borrower will have no liability under such Section with respect to such payment. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 1.7.       Maturity of Loans. Each Loan, including both the outstanding principal balance thereof and any accrued but unpaid interest thereon, shall mature and be due and payable by the Borrower on the Termination Date.

Section 1.8.       Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, only in an amount not less than $50,000 and, in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.2 and 1.5 hereof remains outstanding) any Borrowing (i) in the case of a Borrowing of Eurodollar Loans, at any time upon three (3) Business Days prior written notice by the Borrower to the Administrative Agent or (ii) in the case of a Borrowing of Base Rate Loans, upon written notice delivered by the Borrower to the Administrative Agent no later than 12:00 noon (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.11 hereof.

(b)         Mandatory. (i) If at any time the sum of the unpaid principal balance of the Revolving Loans, Swing Loans and the L/C Obligations then outstanding shall be in excess of the Available Amount as determined and computed in the most recent Available Amount Certificate delivered in accordance with Section 8.5(d) or Section 8.5(n) hereof, the Borrower shall, within three (3) Business Days and without notice or demand, pay the amount of the excess to the Administrative Agent for the account of the Lenders as a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Loans until paid in full with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the L/C Obligations owing with respect to the Letters of Credit.

(ii)       Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.11 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

(c)         Borrowings. Any amount of Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 1.9.       Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default is continuing (subject to the proviso below) or after acceleration of the Obligations as a result of an Event of Default, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans and Reimbursement Obligations, letter of credit fees and other amounts of outstanding Obligations at a rate per annum equal to:

(a)         for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b)        for any Eurodollar Loan or any Swing Loan bearing interest at the Swing Line Lender’s Quoted Rate, the sum of 2.0% plus, in the case of any Eurodollar Loan, the Applicable Margin applicable thereto plus, in the case of any Eurodollar Loan, the Adjusted LIBOR applicable at the time of such Event of Default, or, in the case of any Swing Loan bearing interest at the Swing Line Lender’s Quoted Rate, the Swing Line Lender’s Quoted Rate applicable to such Swing Loan, in each case, until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c)        for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.3(b) with respect to such Reimbursement Obligation;

(d)        for any Letter of Credit, the sum of 2.0% plus the L/C Participation Fee (for the avoidance of doubt, this shall not affect the Borrower’s obligation to pay a letter of credit fee due under Section 2.1 with respect to such Letter of Credit); and

(e)        for any other amount owing hereunder not covered by clauses (a) through (d) above, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

provided, however, that in the absence of an acceleration of the Obligations as a result of an Event of Default, any adjustments pursuant to this Section 1.9 shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. Interest accruing pursuant to this Section 1.9 shall be paid on the demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.10.       Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)        [Reserved].

(c)         The entries maintained in the Register pursuant to Section 12.12(b) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts pursuant to paragraphs (a) above or Section 12.12(b) or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)        Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (each a “Revolving Note” and collectively, the “Revolving Notes”) or D 2 (the “Swing Note”), as applicable (the Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Note or Swing Note payable to such Lender or its registered assigns in the amount of its Commitment or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 12.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.11.      Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense reasonably incurred by reason of the liquidation or re employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan bearing interest at the Swing Line Lender’s Quoted Rate or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)        any payment, prepayment or conversion of a Eurodollar Loan or such Swing Loan on a date other than the last day of its Interest Period,

(b)        any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 1.6(a) hereof,

(c)        any failure by the Borrower to make any payment of principal on any Eurodollar Loan or such Swing Loan when due (whether by acceleration or otherwise), or

(d)        any acceleration of the maturity of a Eurodollar Loan or such Swing Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed prima facie correct absent manifest error.

Section 1.12.      Commitment Terminations. (a) Optional Terminations. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding. Any termination of the Commitments below the L/C Sublimit or the Swing Line Sublimit then in effect shall reduce the L/C Sublimit and the Swing Line Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments.

(b)        Reinstatement. Any termination of the Commitments pursuant to this Section 1.12 may not be reinstated.

Section 1.13.       Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 12.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is then a Defaulting Lender, or (d) a Lender fails to consent to an amendment or waiver requested under Section 12.13 hereof requiring the consent of all Lenders or all affected Lenders at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable Legal Requirements, require, at the Borrower’s expense, any such Affected Lender to assign, at par, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and Swing Loans and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.11 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iii) the assignment is entered into in accordance with, and subject to the consents required by, Section 12.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower). In connection with any such assignment, such Affected Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Acceptance, it being agreed and understood that the relevant Affected Lender will be deemed to have agreed to and entered into such assignment upon the payment of such amounts set forth in the foregoing clauses (ii) and (iii), regardless of whether or not such Affected Lender executes and/or delivers any Assignment and Acceptance, and each Lender, by being party to this Agreement, in the event it is an Affected Lender, hereby agrees to and accepts an assignment of its Loans and Commitments on the terms and conditions set forth in this Section 1.13.

Section 1.14.       Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.13 hereof.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.7 hereto shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 9.4; fourth, as the Borrower may request (so long as no Default or Event of Default is then continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 9.4; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default is then continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Loans are held by the Lenders pro rata in accordance with their Percentages of the relevant Commitments without giving effect to Section 1.14(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 1.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)        No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)        Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 9.4 hereof.

(C)        With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)       Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages of the relevant Commitments (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that (x) the conditions set forth in Section 7.1 hereof are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loans of any Non-Defaulting Lender, together with the interests in L/C Obligations and Swing Loans of such Non-Defaulting Lender, to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)        Cash Collateral; Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 9.4.

(b)        Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with their respective Percentages of the relevant Commitments (without giving effect to Section 1.14(a)(iv) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)         New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)        Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject and in accordance with the provisions of Section 12.12. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated to, in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 12.12. In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Acceptance and shall pay to the Administrative Agent an assignment fee in the amount of $3,500, it being agreed and understood that the relevant Defaulting Lender will be deemed to have agreed to and entered into such Assignment and Acceptance upon the payment of such amounts set forth in this Section 1.14(d), regardless of whether or not such Defaulting Lender executes and/or delivers any Assignment and Acceptance, and each Lender, by being party to this Agreement, in the event it is a Defaulting Lender, hereby agrees to and accepts an assignment of its Loans and Commitments on the terms and conditions set forth in this Section 1.14(d). The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 1.15.       Increase in Commitments. The Borrower may, from time to time, on any Business Day prior to the Termination Date, increase the aggregate amount of the Commitments by delivering a commitment amount increase request substantially in the form attached hereto as Exhibit H or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (each such increase, a “Commitment Amount Increase”) identifying one or more additional Lenders (or additional Commitments provided by existing Lender(s) or by a combination of existing Lenders and additional Lenders (each such Lender providing (or increasing) its Commitment pursuant to any Commitment Amount Increase, a “Commitment Amount Increase Lender”)) and the amount of its Commitment (or additional amount of its Commitment(s)); provided, however, that (i) the aggregate amount of the Commitments shall not be increased by an amount in excess of $500,000,000, (ii) any Commitment Amount Increase shall be in an amount not less than $5,000,000, (iii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of such Commitment Amount Increase, and (iv) all representations and warranties contained in Section 6 hereof shall be true and correct in all material respects (where not already qualified by materiality or Material Adverse Effect, otherwise in all respects) at the time of such request and on the effective date of such Commitment Amount Increase (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (where not already qualified by materiality or Material Adverse Effect, otherwise in all respects) as of such date). The effective date of a Commitment Amount Increase shall be as set forth in the related commitment amount increase request. Upon the effectiveness of any Commitment Amount Increase, (i) each Lender hereunder immediately prior to the effectiveness of such Commitment Amount Increase will automatically and without further act be deemed to have assigned to each relevant Commitment Amount Increase Lender, and each relevant Commitment Amount Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans, if applicable, such that, after giving effect to each deemed assignment and assumption of participations, all of the Lenders’ (including each Commitment Amount Increase Lender) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swing Loans shall be held on a pro rata basis on the basis of their respective Commitments (after giving effect to any increase in the aggregate Commitments pursuant to this Section 1.15) and (ii) each Lender hereunder immediately prior to the effectiveness of such Commitment Amount Increase will automatically and without further act be deemed to have assigned Loans to the other Lenders (including the Commitment Amount Increase Lenders), and such other Lenders (including the Commitment Amount Increase Lenders) shall be deemed to have purchased such Loans, in each case to the extent necessary so that all of the Lenders participate in each outstanding borrowing of Loans pro rata on the basis of their respective Commitment (after giving effect to any Commitment Amount Increase pursuant to this Section 1.15); it being understood and agreed that the minimum borrowing, pro rata borrowing, pro rata payment and funding indemnity requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. It shall be a condition to such effectiveness that the Borrower shall not have previously terminated any portion of the Commitments pursuant to Section 1.12 hereof. The Borrower agrees to pay any reasonable and documented, out-of-pocket expenses of the Administrative Agent relating to any Commitment Amount Increase pursuant to Section 12.15 and arrangement fees related thereto as agreed between Administrative Agent and the Borrower in that certain fee letter dated March 14, 2018. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment.

Section 1.16.       Extension of Stated Maturity Date. If the equity interests of AF REIT become listed and publicly traded on a national securities exchange, then the Stated Maturity Date shall automatically extend by two (2) years (i.e., to April 26, 2022) (the “Listing Extension”). If the Listing Extension shall have occurred, then the Borrower shall have the right, exercisable one time, and subject to the satisfaction of the conditions set forth in this Section 1.16, to extend the then current Stated Maturity Date by one additional year (i.e., to April 26, 2023). The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 30 days but not more than 90 days prior to the then current Stated Maturity Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall notify the Lenders if it receives an Extension Request promptly upon receipt thereof. Subject solely to satisfaction of the following conditions, the Stated Maturity Date shall be extended for one year effective upon receipt by the Administrative Agent of the Extension Request and payment of the fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default has occurred and is continuing at such time and (B) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (where not already qualified by materiality or Material Adverse Effect, otherwise in all respects) as of said time, except to the extent the same expressly relate to an earlier date, in which case the same shall be true and correct in all material respects (where not already qualified by materiality or Material Adverse Effect, otherwise in all respects) as of such earlier date and (y) the Borrower shall have paid to the Administrative Agent for the account of each Lender a fee equal to 0.15% of the amount of such Lender’s Commitment (whether or not utilized) in effect at said time, which shall be due and payable in full on the effective date of such extension. At any time after the Administrative Agent’s receipt of an Extension Request and prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer of the Borrower certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B).

SECTION 2.	Fees.

Section 2.1.       Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Percentages a commitment fee at a rate per annum equal to (x) 0.15% if the average daily Unused Commitments are less than 50% of the Commitments then in effect and (y) 0.25% if the average daily Unused Commitments are greater than or equal to 50% of the Commitments then in effect (in each case, computed on the basis of a year of 360 days and the actual number of days elapsed) and determined based on the average daily Unused Commitments during such quarter. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing June 30, 2018) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be calculated and paid on the date of such termination. Any such commitment fee for the first quarter ending after the Closing Date shall be prorated according to the number of days this Agreement was in effect during such quarter.

(b)        Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit (other than with respect to any deemed issuance hereunder on the Closing Date of any Existing Letter of Credit) pursuant to Section 1.3 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Percentages, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to the Applicable Margin for Eurodollar Loans (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s customary issuance, drawing, negotiation, amendment, cancellation, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(c)         Administrative Agent and Other Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in that certain fee letter dated March 14, 2018, or as otherwise agreed to in writing between the Borrower and the Administrative Agent. The Borrower shall pay to the Administrative Agent, for the benefit of the Lenders and the Arrangers, as applicable, the fees agreed to between the Administrative Agent, the Arrangers and the Borrower in that certain fee letter dated March 14, 2018, or as otherwise agreed to in writing among the Borrower, the Administrative Agent, and the Arrangers.

SECTION 3.	Place and Application of Payments.

Section 3.1.        Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 1:00 p.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower), for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement; provided, that if the Administrative Agent does not distribute such funds to the Lenders on the date the Administrative Agent receives (or is deemed to receive) payment from the Borrower, the Administrative Agent shall promptly thereafter distribute such funds together with interest thereon in respect of each day during the period commencing on the date such payment from the Borrower was received by the Administrative Agent (or the date the Administrative Agent was deemed to receive such payment) and ending on (but excluding) the date the Administrative Agent distributes such funds to the Lenders, at a rate per annum equal to the Federal Funds Rate for each such day. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.8(b) hereof), all payments and collections received in respect of the Obligations and all payments under or in respect of the Guaranties received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a)        first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 12.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)        second, to the payment of the Swing Loans, both for principal and accrued but unpaid interest;

(c)         third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d)        fourth, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations) and any Hedging Liability (other than any Excluded Swap Obligation), the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e)        fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and the Guarantors evidenced by the Loan Documents (including, without limitation, Bank Product Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f)         finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 3.2.       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day.

Section 3.3.        Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to, solely during the continuation of an Event of Default, charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 4.	Guaranties.

Section 4.1.       Guaranties. The payment and performance of the Obligations, Hedging Liability (other than any Excluded Swap Obligation), and Bank Product Obligations shall at all times be guaranteed by AF REIT, Genie, each wholly-owned Subsidiary (that is a U.S. Person) of the Borrower that owns an Unencumbered Pool Property, and each wholly-owned Subsidiary (that is a U.S. Person) of the Borrower that owns an Unencumbered Pool Property Subsidiary, in each case pursuant to Section 13 hereof or pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”; and AF REIT, Genie and each such wholly-owned Subsidiary executing and delivering this Agreement as a Guarantor or any such separate Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).

Section 4.2.        Further Assurances. In the event the Borrower desires to include any additional Eligible Property in the Unencumbered Pool Value after the Closing Date, to the extent that such Eligible Property is not owned by an existing Guarantor or is not owned by a Controlled Affiliate that is owned by an existing Guarantor, as a condition to the inclusion of such Eligible Property in the Unencumbered Pool Value, the Borrower shall cause the Subsidiary which owns such Eligible Property or the Subsidiary that owns such Controlled Affiliate which owns such Eligible Property to execute a Guaranty or an Additional Guarantor Supplement in the form of Exhibit G attached hereto (the “Additional Guarantor Supplement”) as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.3.        Depository Bank. The Borrower shall maintain the Depository Account with the Administrative Agent (or such designated Affiliate).

SECTION 5.	Definitions; Interpretation.

Section 5.1.       Definitions. The following terms when used herein shall have the following meanings:

“Act” is defined in Section 12.24 hereof.

“Additional Guarantor Supplement” is defined in Section 4.2 hereof.

“Adjusted EBITDA” means, as of any date of determination, an amount equal to (i) EBITDA for the most recently completed Fiscal Quarter computed on an annualized basis, minus (ii) the Capital Reserve on such date.

“Adjusted LIBOR” is defined in Section 1.4(b) hereof.

“Adjusted Property NOI” means, as of any date of determination, with respect to any Real Property, the Property NOI for the most recently completed Fiscal Quarter computed on an annualized basis minus (i) the Capital Reserve, and (ii) the greater of (a) 3% of Property Income for the most recently completed Fiscal Quarter computed on an annualized basis and (b) actual management fees paid in cash to third party managers for the most recently completed Fiscal Quarter computed on an annualized basis. The Borrower’s Ownership Share of management fees received by, Property Income from and Capital Reserves held by Unconsolidated Affiliates shall be included in the calculation of Adjusted Property NOI consistent with the above described treatment for assets owned by AF REIT or a Subsidiary.

“Administrative Agent” means BMO Harris Bank N.A., in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“AF REIT” means American Finance Trust, Inc., a Maryland corporation.

“Affected Lender” is defined in Section 1.13 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Aggregate Unencumbered Pool Value” means, as of any date of determination, the sum of Unencumbered Pool Values of all Unencumbered Pool Properties.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Anti-Corruption Law” means the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to Borrower or any Guarantor or any Subsidiary.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and letter of credit fees payable under Section 2.1 hereof:

(a)        Until the first Pricing Date, the rates per annum shown opposite Level III in the schedule below.

(b)        Thereafter, from one Pricing Date to the next, the rates per annum determined in accordance with the following schedule:

Level	Consolidated Leverage Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans and Reimbursement Obligations shall be:	Applicable Margin for Eurodollar Loans and Letter of Credit Fee shall be:
I	Less than or equal to 0.40 to 1.00	0.60%	1.60%
II	Less than or equal to 0.45 to 1.00, but greater than 0.40 to 1.00	0.75%	1.75%
III	Less than or equal to 0.50 to 1.00, but greater than 0.45 to 1.00	0.90%	1.90%
IV	Less than or equal to 0.55 to 1.00, but greater than 0.50 to 1.00	1.05%	2.05%
V	Greater than 0.55 to 1.00	1.20%	2.20%

For purposes hereof, the term “Pricing Date” means, for any Fiscal Quarter of the Borrower ending on or after March 31, 2018, the date on which the Administrative Agent is in receipt of the Borrower’s most recent Compliance Certificate and financial statements (and, in the case of the year end financial statements, audit report) (the “Borrower Information”) for the Fiscal Quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Consolidated Leverage Ratio for the most recently completed Fiscal Quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered the Borrower Information by the date the same is required to be delivered under Section 8.5 hereof, then until such Borrower Information is delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level V shall apply); provided, the Administrative Agent will provide notice to Borrower when such highest Applicable Margin goes into effect. If the Borrower subsequently delivers such Borrower Information before the next Pricing Date, the Applicable Margin established by such late delivered Borrower Information shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such Borrower Information shall be in effect from the Pricing Date that occurs immediately after the end of the Fiscal Quarter covered by such Borrower Information until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined. The parties understand that the Applicable Margin set forth herein shall be determined and may be adjusted from time to time based upon the Borrower Information. If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including, without limitation, because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent and the Lenders, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then such Applicable Margin for such period shall be automatically recalculated using the correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay within five (5) Business Days of receipt of such written notice such additional interest or fees due to the Administrative Agent, for the account of each Lender holding Commitments and Loans at the time the additional interest and fee payment is received. Any recalculation of the Applicable Margin required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights under this Agreement.

“Application” is defined in Section 1.3(b) hereof.

“Appraisal” means an appraisal performed by (i) Butler Burgher Group, (ii) CBRE Group, (iii) Cushman & Wakefield, (iv) Duff & Phelps, (v) Integra Realty Resources or (vi) any other appraiser reasonably acceptable to the Administrative Agent according to FIRREA standards.

“Appraised Value” means, as of any date of determination, with respect to any Real Property as of any date of determination, the “as-is” appraised value of such Real Property set forth in (i) an Appraisal obtained by the Borrower, a Subsidiary, or a Controlled Affiliate in connection with the acquisition of such Real Property, or (ii) any other Appraisal obtained by the Borrower, a Subsidiary or a Controlled Affiliate at any time following the acquisition of such Real Property and which the Borrower or such Subsidiary or Controlled Affiliate elects to include in the calculation of Total Asset Value, in each case to the extent such Appraisal is dated no earlier than eighteen (18) months prior to such date of determination.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BMO Capital Markets Corp., Citizens Bank, N.A., and SunTrust Robinson Humphrey, Inc., as Joint Lead Arrangers and Joint Book Runners.

“Asset Under Development” means any Real Property under construction (excluding (i) any completed Real Property under minor renovation, (ii) any Real Property that is contiguous to and purchased simultaneously with any completed Real Property, and (iii) any Real Property that is substantially completed with an Occupancy Rate of at least 65%).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Amount” means, as of any date of determination, an amount equal to the lesser of:

(a)               60% of the Aggregate Unencumbered Pool Value; and

(b)               the maximum amount of Debt Service Indebtedness that could be incurred without causing the Implied Debt Service Coverage Ratio to be less than 1.50 to 1.00.

“Available Amount Certificate” means the certificate in the form of Exhibit I hereto, or in such other form reasonably acceptable to the Administrative Agent, to be delivered to the Administrative Agent pursuant to Sections 7.2(j), 7.3, and 8.5 hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products” means treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) provided to the Borrower or any Guarantor by any Lender or any of its Affiliates.

“Bank Product Obligations” of the Borrower and the Guarantors means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.

“Bankruptcy Event” means, with respect to any Person, any event of the type described in clause (j) or (k) of Section 9.1 hereof with respect to such Person.

“Base Rate” is defined in Section 1.4(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.2 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee; provided, however, that, notwithstanding anything in Section 5.3 to the contrary, to the extent that any change in GAAP after the Closing Date results in any lease which is, or would be, classified as an operating lease under GAAP as in effect on the Closing Date being classified as a Capital Lease after giving effect to such change in GAAP, such lease shall continue to be deemed an operating lease for purposes of the Loan Documents.

“Capital Reserve” means, as of any date of determination, an amount equal to the product of (i) $0.25 multiplied by (ii) the square footage of all Real Properties on such date.

“Capitalization Rate” means (i) for single-tenant net lease Real Properties occupied by Tenants maintaining (or a parent company of such Tenant maintaining) a BBB- or Baa3 Rating or better from S&P’s or Moody’s, 7.00%, and (ii) for all other Real Properties, 7.50%.

“Capitalized Lease Obligation” means, with respect to any Person as of any date of determination, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances subject to a first priority perfected security interest in favor of the Administrative Agent or, if the Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Manager and its Affiliates at any time of beneficial ownership of 35% or more of the outstanding capital stock or other equity interests of AF REIT on a fully diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of AF REIT on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of AF REIT, (c) the failure of AF REIT to own, directly or indirectly, at least 76% of the Stock of the Borrower, (d) the failure of AF REIT to Control the Borrower, (e) the failure of Edward M. Weil to be chairman of the board of directors, chief executive officer or director of AF REIT, (f) Katie P. Kurtz, Lisa D. Kabnick or Leslie Michelson shall die or become disabled or otherwise cease to be active on a daily basis in the management of AF REIT or serve as directors of AF REIT, and such event results in fewer than two (2) of such individuals being active on a daily basis in the management of AF REIT or serving as directors of AF REIT; provided that if fewer than two (2) of such individuals shall continue to be active on a daily basis in the management of AF REIT or serve as directors of AF REIT, it shall not be a “Change of Control” if a replacement executive of comparable experience and reasonably satisfactory to the Required Lenders shall have been retained within six (6) months of such event such that there are not fewer than two (2) such individuals active in the daily management of AF REIT or serving as directors of AF REIT, or (g) before an Internalization, the Manager, or a replacement advisor consented to in writing by the Required Lenders (such consent to not be unreasonably withheld or delayed) shall fail to be the advisor of the Borrower.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral Account” is defined in Section 9.4 hereof.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders, in the aggregate, are equal to $415,000,000 on the Closing Date.

“Commitment Amount Increase” is defined in Section 1.15 hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” is defined in Section 8.5 hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Indebtedness of AF REIT and its Subsidiaries on a consolidated basis as of such date to (ii) Total Asset Value as of such date.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Secured Indebtedness of AF REIT and its Subsidiaries on a consolidated basis as of such date to (ii) Total Asset Value as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” means a Subsidiary (i) that is not a Wholly Owned Subsidiary of the Borrower, (ii) the equity interests of which are greater than or equal to ninety-five percent (95%) owned by a Loan Party, and (iii) with respect to which such Loan Party has Control, including, without limitation, the right to take the following management actions without the need to obtain the consent of any Person: (a) to create Liens on such Subsidiary’s Property as security for Indebtedness and (B) to sell, convey, transfer or otherwise dispose of such Subsidiary’s Property.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Customary Recourse Exceptions” means, with respect to any Indebtedness, personal recourse that is limited to fraud, misrepresentation, misapplication of cash, waste, Environmental Claims and liabilities, prohibited transfers, and violations of single purpose entity covenants (and other standard “bad boy” carveouts).

“Debt Service” means, with respect to any Person for any period of time, the sum of (a) Interest Expense for such period and (b) the greater of (i) zero or (ii) scheduled principal amortization paid on Total Indebtedness for such period (exclusive of any balloon payments or prepayments of principal paid on such Total Indebtedness).

“Debt Service Indebtedness” means, with respect to any Person as of any date of determination, Indebtedness of such Person which (i) amortizes over a period of thirty (30) years with equal payments of principal and interest due and payable on a monthly basis, and (ii) bears interest at a per annum rate equal to the greater of (x) 6.50% per annum, and (y) the current yield on United States treasuries having the closest maturity date to the tenth (10th) anniversary of the date of determination, plus 2.50%.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 1.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 1.14(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swing Line Lender and each Lender.

“Depository Account” means the Borrower’s central operating account or any successor account thereto.

“EBITDA” means, for any period, determined on a consolidated basis of AF REIT and its Subsidiaries in accordance with GAAP, net income (or loss) for such period plus, without duplication and to the extent included as an expense in the calculation of net income (or loss) for such period, the sum of (i) depreciation and amortization expense; (ii) Interest Expense; (iii) franchise, excise and income tax expense (including any interest or penalties related to the foregoing); (iv) extraordinary, unrealized, non recurring or unusual losses, including impairment charges and reserves and losses on sales of assets outside of the ordinary course of business and costs and expenses incurred during such period with respect to acquisitions consummated; (v) amortization of intangibles (including goodwill) and organization costs; (vi) any other non-cash charges; (vii) all commissions, guaranty fees, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and the net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP; (viii) fees, expenses and charges incurred during such period, directly relating to the negotiation of and entry into of (A) this Agreement, the other Loan Documents and any amendments thereto or any agreement entered into in connection therewith, (B) any investment, acquisition, equity issuance or incurrence of indebtedness permitted hereunder, any associated financings or any other asset purchase permitted hereunder, (C) the merger of Retail Centers of America and American Finance Trust or (D) arrangements in connection with the listing of the Stock of AF REIT on a national securities exchange, the issuance of the Incentive Listing Note and the entry into the Outperformance Agreement, and any tender offer or share repurchase program consummated in connection with, or after, such listing; (ix) any loss in connection with extinguishment or modification of debt; and (x) to the extent required to be treated as an expense under GAAP, reasonable transaction costs and expenses incurred during such period in connection with acquisitions permitted hereunder (whether or not consummated), minus, without duplication and to the extent included as income in the calculation of net income (or loss) for such period, (a) funds received by the Borrower or a Subsidiary as rent but which are reserved for capital expenses; (b) unrealized gains on the sale of assets; (c) income tax benefits; (d) interest income; (e) any extraordinary, unusual or non-recurring income or gains (including, whether or not included as a separate item in the statement of net income for such period, gains on the sales of assets outside of the ordinary course of business); (f) any other non-cash income; and (g) any cash payment made during such period described in clause (vi) above subsequent to the Fiscal Quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of net income. The Borrower’s Ownership Share of the EBITDA of its Unconsolidated Affiliates will be included when determining EBITDA of AF REIT and its Subsidiaries.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer and Swing Line Lender as provided for in Section 12.12 hereof, (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, any Subsidiary or any other Affiliate of the Borrower or any Subsidiary.

“Eligible Property” means a Real Property that satisfies the following conditions:

(a)               as of the date such Real Property first becomes an Unencumbered Pool Property, (i) such Real Property has an Occupancy Rate of not less than 70% and (ii) the percentage of the rentable area of such Real Property occupied by Tenants pursuant to bona fide Leases is not less than 70%;

(b)               as of the date such Real Property first becomes an Unencumbered Pool Property, such Real Property is (i) operating and open for business (to the extent occupied) and (ii) any Tenant of such Real Property with a Significant Lease has not given any indication of its intent to cease operating or being open for business;

(c)               such Real Property is one hundred percent (100%) owned in fee simple or one hundred percent (100%) leased pursuant to a Qualified Ground Lease, individually or collectively, by a Wholly Owned Subsidiary or a Controlled Affiliate;

(d)               such Real Property is a property located in the contiguous United States;

(e)               (i)(x) if such Real Property is held by a Wholly Owned Subsidiary of the Borrower, the Borrower’s beneficial ownership interest in such Wholly Owned Subsidiary is not subject to any Lien (other than Permitted Liens) or to any negative pledge, (y) if such Real Property is held by a Controlled Affiliate, the beneficial ownership interest in such Controlled Affiliate held by the applicable Loan Party that is the direct parent of such Controlled Affiliate is not subject to any Lien (other than Permitted Liens) or to any negative pledge, and (z) in either case of the foregoing clause (x) or (y), such Real Property is not subject to any Lien (other than Permitted Liens) or to any negative pledge, (ii) the applicable Wholly Owned Subsidiary or Controlled Affiliate has the unilateral right to sell, transfer or otherwise dispose of such Real Property and to create a Lien on such Real Property as security for Indebtedness, and (iii) the Wholly Owned Subsidiary or Controlled Affiliate shall have either executed this Agreement as a Guarantor or shall have delivered to the Administrative Agent (A) an Additional Guarantor Supplement or a separate Guaranty pursuant to Section 4.2 hereof, and (B) each of the documents required by Section 7.3 hereof;

(f)                such Real Property is free of all material structural defects, material title defects, material environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Real Property; and

(g)               Tenants of such Real Property under Significant Leases, if any, are no more than 90 days in arrears on base rental or other similar payments due under their applicable Significant Leases.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 1.13 hereof) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 12.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 12.1(b) or Section 12.1(d), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means those letters of credit issued on account of the Borrower by BMO Harris Bank N.A. and listed on Schedule 1.2.

“Extension Request” is defined in Section 1.16 hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements with respect thereto.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§78dd-1, et seq.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate appearing in Section 1.4(a) hereof.

“FIRREA” means the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and all regulations promulgated pursuant thereto.

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means each twelve-month period ending on December 31.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (i) Adjusted EBITDA to (ii) Fixed Charges of AF REIT and its Subsidiaries for the most recently completed Fiscal Quarter computed on an annualized basis.

“Fixed Charges” means, with respect to any Person for any period of time, Debt Service for such period, plus (a) cash dividends to preferred equity holders and required cash distributions (other than distributions by the Borrower to holders of operating partnership units, distributions by AF REIT to common equity holders, and distributions made under the Incentive Listing Note) made or to be made during such period, and (b) cash payments of base rent under Ground Leases made or to be made during such period, unless such payments are deducted from Property NOI and EBITDA. The Borrower’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining Fixed Charges of AF REIT and its Subsidiaries.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Loans made by the Swing Line Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Genie” means Genie Acquisition, LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Affiliated Loan Corporations” Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America.

“Ground Lease” means a ground lease of real Property.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” and “Guarantors” are defined in Section 4.1 hereof.

“Guaranty” and “Guaranties” are defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic and is regulated under Environmental Law, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Hedging Agreement.

“Hedging Liability” means the liability of the Borrower or any Guarantor to any of the Lenders, or any Affiliates of any such Lenders in respect of any Hedging Agreement as the Borrower or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor).

“Implied Debt Service” means, with respect to any Person for any period of time, the aggregate Debt Service that would be due and payable during such period on the Debt Service Indebtedness.

“Implied Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (i) the Adjusted Property NOI for all Unencumbered Pool Properties as of such date to (ii) the Implied Debt Service for the Rolling Period then ended.

“Incentive Listing Note” means the convertible note in form and substance reasonably acceptable to the Administrative Agent, to be issued by the Borrower to the Special Limited Partner in accordance with its obligations under the Borrower’s organizational documents to redeem the Special Limited Partner’s interest in the Borrower, in an amount equal to fifteen percent (15%) of the amount, if any, by which (i) the sum of (A) the market value of AF REIT’s outstanding common stock plus (B) the sum of all distributions paid by AF REIT prior to the listing of the Stock of AF REIT on a national securities exchange, exceeds (ii) the sum of (X) the total gross proceeds of all public and private offerings, including issuance of AF REIT’s common stock pursuant to a merger or business combination, consummated prior to the date AF REIT’s common stock is first listed on a national securities exchange plus (Y) the amount of cash flow necessary to generate a six percent (6%) annual (based on a 365-day year) cumulative, non-compounded pre-tax return to such stockholders (with no accrual of additional amounts on the outstanding obligations), having no stated maturity date and payable solely from the net proceeds received by AF REIT from the sale of any of the Borrower’s direct or indirect investments in real property, loans and other investments permitted by the Borrower’s organizational documents occurring after AF REIT’s common stock is first listed on a national securities exchange, as amended or otherwise modified from time to time as permitted pursuant to the terms hereof.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including as evidenced by bonds, debentures, notes, loan agreements and other similar instruments), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than one hundred eighty (180) days past due and which are being contested in good faith by appropriate proceedings diligently conducted), (c) all Capitalized Lease Obligations of such Person, (d) all direct or contingent obligations of such Person on or with respect to letters of credit, bankers’ acceptances, bank guarantees, surety bonds and other similar extensions of credit whether or not representing obligations for borrowed money, (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of disqualified stock, (f) guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, (g) the negative mark-to-market value of interest rate swaps, and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien upon Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, but limited to the lesser of (1) the fair market value of the Property subject to such Lien and (2) the aggregate amount of the obligations so secured. Indebtedness of the type described in clause (g) will constitute Indebtedness solely for the purposes of determining whether an Event of Default arising from a default under other Indebtedness shall have occurred pursuant to Section 9.1(f). Notwithstanding the foregoing, “Indebtedness” shall not include the Incentive Listing Note or a Permitted Incentive Listing Note Distribution permitted pursuant to the terms hereof and made in connection therewith.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Unencumbered Pool Properties” means, collectively, the Real Property listed on Schedule 1.1 and “Initial Unencumbered Pool Property” means any of such Real Property.

“Interest Expense” means, with respect to any Person for any period of time, the cash interest expense whether paid, accrued or capitalized (without deduction of consolidated interest income) of such Person for such period. Interest Expense shall exclude any amortization of (A) deferred financing fees, including the write-off of such fees relating to the early retirement of the related Indebtedness for borrowed money, and (B) debt premiums and discounts. The Borrower’s Ownership Share of the Interest Expense of its Unconsolidated Affiliates will be included when determining Interest Expense of AF REIT and its Subsidiaries.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and, if the applicable Interest Period is longer than (3) three months, each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any Base Rate Loan (other than Swing Loans), the last day of every calendar quarter, (c) with respect to any Eurodollar Loan and/or any Base Rate Loan, the Termination Date, and (d) as to any Swing Loan, (i) bearing interest by reference to the Base Rate, the last day of every calendar month, and on the Termination Date and (ii) bearing interest by reference to the Swing Line Lender’s Quoted Rate, the last day of the Interest Period with respect to such Swing Loan, and on the Termination Date.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans or Swing Loans (bearing interest at the Swing Line Lender’s Quoted Rate) is advanced, continued, or created by conversion and ending (a) in the case of Eurodollar Loans, 1, 2, 3, or 6 months thereafter and (b) in the case of Swing Loans bearing interest at the Swing Line Lender’s Quoted Rate, on the date one (1) to five (5) Business Days thereafter as mutually agreed by the Borrower and the Swing Line Lender, provided, however, that:

(i)                 no Interest Period shall extend beyond the Termination Date;

(ii)              whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii)            for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Internalization” means an internalization by AF REIT of the services provided to it by the Manager.

“Land Assets” means any Real Property which is not an Asset Under Development and on which no significant improvements have been constructed (excluding any Real Property that is contiguous to and purchased simultaneously with any completed Real Property).

“L/C Issuer” means BMO Harris Bank N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 1.3(h) hereof.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Participation Fee” is defined in Section 2.1(b) hereof.

“L/C Sublimit” means $15,000,000, as such amount may be reduced pursuant to the terms hereof.

“Lease” means each existing or future lease, sublease (to the extent of any property owner’s rights thereunder), license, or other similar agreement under the terms of which any Person has or acquires any right to occupy or use any Real Property or any part thereof, or interest therein, as the same may be amended, supplemented or modified.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.

“Lenders” means and includes BMO Harris Bank N.A. and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 12.12 hereof and, unless the context otherwise requires, the Swing Line Lender.

“Lending Office” is defined in Section 10.5 hereof.

“Letter of Credit” is defined in Section 1.3(a) hereof.

“LIBOR” is defined in Section 1.4(b) hereof.

“LIBOR Index Rate” is defined in Section 1.4(b) hereof.

“LIBOR Quoted Rate” is defined in Section 1.4(a) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Listing Extension” is defined in Section 1.16 hereof.

“Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Guaranties, if any, the Special Limited Partner Subordination Agreement, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Parties” means, collectively, AF REIT, the Borrower and each other Guarantor.

“Manager” means American Finance Advisors, LLC, a Delaware limited liability company.

“Management Agreement” means that certain Third Amended and Restated Advisory Agreement dated as of September 6, 2016, among AF REIT, the Borrower and the Manager, as the same may be further modified or amended in accordance with the terms of this Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, performance, business, Property or financial condition of AF REIT and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Guarantor to perform its obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Metropolitan Statistical Area” means any of the metropolitan statistical areas as defined from time to time by the United States Office of Management and Budget.

“MFFO” means AF REIT’s “Modified Funds From Operations” as such term is defined in and determined in accordance with the Investment Program Association’s Practice Guideline 2010-01, dated as of November 2, 2010, as modified from time to time, and, prior to listing of the Stock of AF REIT on a national securities exchange, calculated per AF REIT’s filings on Form 10-K or Form 10-Q, as the case may be, most recently delivered prior to any date of determination, plus the sum of deferred financing costs, deferred leasing commissions and non-recurring and non-cash items.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion except as otherwise provided for herein.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereof.

“Net Worth” means, as of any date of determination, total stockholders’ equity reflected on AF REIT’s consolidated balance sheet as reported in its Form 10-K or 10-Q, as the case may be, most recently delivered prior to any date of determination.

“Note” and “Notes” are defined in Section 1.10 hereof.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any Guarantor arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Occupancy Rate” means for any Real Property, the percentage of the rentable area of such Real Property leased by Tenants pursuant to bona fide Leases, in each case, which Tenants are not subject to a then continuing Bankruptcy Event, or if subject to a then continuing Bankruptcy Event (i) the trustee in bankruptcy of such Tenant shall have accepted and assumed such Lease or the Tenant shall be not more than 30 days in arrears on base rental or other similar payments due under the Leases; (ii) to the extent that the Tenant shall have filed, and the bankruptcy court shall have approved, the Tenant’s plan for reorganization, the Tenant shall be performing its obligations pursuant to the approved plan of reorganization; or (iii) the status of such Tenant’s Lease shall be otherwise reasonably acceptable to the Administrative Agent.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” is defined in Section 8.13(c) hereof.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including without limitation, the Bank Secrecy Act, anti-money laundering laws (including, without limitation, the Patriot Act), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders (whether administered by OFAC or otherwise), and any similar laws, regulations or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Recourse Debt” means, as of any date of determination, the aggregate principal amount of all consolidated Indebtedness outstanding evidenced by notes, bonds, debentures or similar instruments, letters of credit (including the face amount of any undrawn letters of credit) and capital lease obligations, in each case, which is recourse to, or has a deficiency guaranty provided by, the Borrower or AF REIT (directly or by a guaranty thereof, but without duplication), other than with respect to the Loans, Hedging Liability, Bank Product Obligations and other Obligations and Customary Recourse Exceptions. For the avoidance of doubt, if any Indebtedness is partially guaranteed by the Borrower or AF REIT, then solely the portion of such Indebtedness that is so guaranteed shall constitute Other Recourse Debt.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.13 hereof).

“Outperformance Agreement” means the Multi-Year Outperformance Agreement, to be entered into among AF REIT, the Borrower and the Manager and in form and substance substantially reasonably satisfactory to the Administrative Agent, as amended or otherwise modified from time to time.

“Ownership Share” means with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participating Interest” is defined in Section 1.3(e) hereof.

“Participating Lender” is defined in Section 1.3(e) hereof.

“Patriot Act” is defined in Section 12.24 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Loans and L/C Obligations then outstanding.

“Permitted Incentive Listing Note Distributions” means the principal payments to be made on the Incentive Listing Note pursuant to the terms set forth in the Borrower’s organizational documents as in effect on the date hereof or as amended with respect to the Incentive Listing Note in a manner reasonably satisfactory to the Administrative Agent, but only if such payments (a) shall be made solely from the net sales proceeds from the sale of a Property in compliance with Section 8.9, (b) shall not be made when any Default or Event of Default exists and shall not result in non-compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 8.20, after giving effect to such distribution, (c) shall not otherwise be required to be applied pursuant to Section 1.8(b), and (d) are made in compliance with the Special Limited Partner Subordination Agreement and at a time when no breach or default thereunder on the part of the Special Limited Partner exists.

“Permitted Liens” means each of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 8.3; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not materially and adversely affect the value of such real property or the use of such real property for its present purposes; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (f) Liens in favor of the United States of America for amounts paid to the Borrower or any Guarantor as progress payments under government contracts entered into by it; (g) attachment, judgment and other similar Liens arising in connection with court, reference or arbitration proceedings, provided that the same have been in existence less than twenty (20) days, that the same have been discharged or that execution or enforcement thereof has been stayed pending appeal; (h) the rights of tenants or lessees under leases or subleases not interfering with the ordinary conduct of business of such Person; (i) Liens in favor of the Administrative Agent for its benefit and/or the benefit of the Lenders and the L/C Issuer; (j) Liens on Real Properties that are not Unencumbered Pool Properties and Liens on Stock and Stock Equivalents of any Subsidiary that is neither (x) a Guarantor or an Unencumbered Pool Property Subsidiary nor (y) a direct or indirect parent of a Guarantor or an Unencumbered Pool Property Subsidiary; (k) Liens existing on the date hereof and listed on Schedule 1.3 attached hereto; (l) Liens securing obligations in the nature of personal property financing leases for furniture, furnishings or similar assets, Capital Lease Obligations and other purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the obligations secured thereby do not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capital Leases; (m) such other title and survey exceptions as the Administrative Agent has approved in writing in the Administrative Agent’s reasonable discretion and (n) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $1,000,000 determined as of the date of incurrence.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Property” or “Properties” means, as to any Person, all types of real (including the Real Property), personal, tangible, intangible or mixed property, including leasehold estates created by Ground Leases, owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP, including, as to any Subsidiary, any Real Property owned by it.

“Property Expenses” means, as to any Real Property, the costs (including, but not limited to, management fees, payments under Ground Leases, bad debt expenses, payroll, real estate taxes, assessments, insurance, utilities, landscaping and other similar charges) of operating and maintaining such Real Property, which are the responsibility of the Borrower or the applicable Subsidiary that are not paid directly by the applicable Tenant, but excluding Debt Service, income tax expense, capital expenses, depreciation, amortization, interest costs and other non-cash expenses.

“Property Income” means, as to any Real Property, cash rents (excluding non cash straight line rent) and other cash revenues received by a Subsidiary in the ordinary course for such Real Property, but excluding security deposits and prepaid rent except to the extent applied in satisfaction of applicable Tenants’ obligations for rent. The Borrower’s Ownership Share of assets held by Unconsolidated Affiliates shall be included in the calculation of Property Income consistent with the above described treatment for assets owned by AF REIT or a Subsidiary.

“Property NOI” means, with respect to any Real Property for any period of time, the aggregate amount of (i) Property Income for such period minus (ii) Property Expenses for such period. The Borrower’s Ownership Share of assets held by Unconsolidated Affiliates shall be included in the calculation of Property NOI consistent with the above described treatment for assets owned by AF REIT or a Subsidiary.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Ground Lease” means any Ground Lease (a) which is a direct Ground Lease granted by the fee owner of real property, (b) which may be transferred and/or assigned without the consent of the lessor (or as to which the lease expressly provides that (i) such lease may be transferred and/or assigned with the consent of the lessor and (ii) such consent shall not be unreasonably withheld or delayed) or subject to certain reasonable pre-defined requirements, (c) which has a remaining term (including any renewal terms exercisable at the sole option of the lessee) of at least twenty (20) years, (d) under which no material default has occurred and is continuing, (e) with respect to which a Lien may be granted without the consent of the lessor, (f) which contains lender protection provisions acceptable to the Administrative Agent, including, without limitation, provisions to the effect that (i) the lessor shall notify any holder of a leasehold mortgage Lien in such lease of the occurrence of any default by the lessee under such lease and shall afford such holder the option to cure such default, and (ii) in the event that such lease is terminated, such holder shall have the option to enter into a new lease having terms substantially identical to those contained in the terminated lease and (g) which is otherwise reasonably acceptable in form and substance to the Administrative Agent.

“Rating” means the debt rating provided by S&P or Moody’s with respect to the unsecured senior long-term non-credit enhanced debt of a Person.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Real Property” or “Real Properties” means the real property owned by the Borrower or any of its Subsidiaries.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) any L/C Issuer, as applicable.

“Reimbursement Obligation” is defined in Section 1.3(c) hereof.

“REIT” means a “real estate investment trust” in accordance with Section 856 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Lenders” means, as of the date of determination thereof, (i) if there is only one (1) Lender, such Lender, (ii) if there are two (2) or three (3) Lenders at such time, at least two (2) Lenders, and (iii) if there are more than three (3) Lenders at such time, Lenders whose outstanding Loans, interests in Letters of Credit and Unused Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Commitments of the Lenders.

“Responsible Officer” means, with respect to AF REIT, Genie or the Borrower, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller, or chief legal officer or the chief operating officer of such Person.

“Restricted Payments” means dividends on or other distributions in respect of any class or series of Stock, Stock Equivalents or other equity interests of AF REIT, Genie, the Borrower or its Subsidiaries or the direct or indirect purchase, redemption, acquisition, or retirement of any of AF REIT’s, the Borrower’s or a Subsidiaries’ Stock, Stock Equivalents or other equity interest.

“Revolving Credit” means the credit facility for making Loans and Swing Loans and issuing Letters of Credit described in Sections 1.1, 1.2 and 1.3 hereof.

“Revolving Credit Availability” means, as of any time the same is to be determined, the amount (if any) by which (a) the lesser of (1) the Available Amount as then determined and computed in accordance with this Agreement, and (2) the Revolving Credit Commitments as then in effect, exceeds (b) the aggregate principal amount of Loans and L/C Obligations then outstanding.

“Revolving Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Rolling Period” means, as of any date of determination, the four Fiscal Quarters ending on or immediately preceding such date.

“S&P” means S&P Global Inc., and any successor thereto.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principle, rules, standards and practices promulgated, approved or incorporated by the Securities Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended.

“Significant Lease” means, as to any particular Real Property, each Lease which constitutes 30% or more of all base rent revenue of such Real Property.

“Special Limited Partner” means American Finance Special Limited Partner, LLC.

“Special Limited Partner Subordination Agreement” means that certain subordination agreement to be entered into among the Special Limited Partner, the Borrower, AF REIT and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

“Specialty Property” means any Real Property that is ~~not an office, retail, or industrial property. For the sake of clarity, any Real Property that is a restaurant,~~a convenience store~~,~~ or gas station or ~~cold storage facility shall be deemed to be a “Specialty Property.”~~that the ~~The~~ Administrative Agent ~~shall determine~~otherwise determines in its reasonable discretion in good faith ~~whether a property~~ is a “Specialty Property.”

“Stated Maturity Date” means April 26, 2020, as such date may be extended pursuant to Section 1.16.

“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock, but excluding any preferred stock or other preferred equity securities.

“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock at the option of the holder, and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of AF REIT or the Borrower or of any of their direct or indirect Subsidiaries.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.2 hereof.

“Swing Line Lender” means BMO Harris Bank N.A., acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 12.12 hereof.

“Swing Line Lender’s Quoted Rate” is defined in Section 1.2(c) hereof.

“Swing Line Sublimit” means $10,000,000, as such amount may be reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.2 hereof.

“Swing Note” is defined in Section 1.11 hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including back up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any Person leasing, subleasing or otherwise occupying any portion of a Real Property under a Lease.

“Termination Date” means the earlier of (i) the Stated Maturity Date and (ii) the date on which the Commitments are terminated in whole pursuant to Section 1.12, 9.2 or 9.3 hereof.

“Total Asset Value” means, as of any date of determination, an amount equal to the sum of (i) (a) with respect to all Real Properties owned for less than six (6) full Fiscal Quarters, the lesser of (x) the Appraised Value of such Real Properties and (y) the aggregate acquisition cost of such Real Properties, or (b) with respect to all other Real Properties, the quotient of (x) the consolidated Adjusted Property NOI from such Real Properties divided by (y) the Capitalization Rate, plus (ii) unrestricted cash and cash equivalents owned by the Borrower and its Subsidiaries as of such date, as determined in accordance with GAAP; provided that the Adjusted Property NOI from Real Properties sold or otherwise transferred during the applicable Fiscal Quarter shall be excluded. The Borrower’s Ownership Share of assets held by Unconsolidated Affiliates shall be included in the calculation of Total Asset Value consistent with the above described treatment for assets owned by AF REIT or a Subsidiary.

“Total Indebtedness” means, with respect to any Person and its Subsidiaries as of any date of determination, (i) the aggregate principal amount of all consolidated Indebtedness outstanding evidenced by notes, bonds, debentures or similar instruments, letters of credit (including the face amount of any undrawn letters of credit) and capital lease obligations of such Person and its Subsidiaries (directly or by a guaranty thereof, but without duplication), plus (ii) such Person’s Ownership Share of the Indebtedness of its Unconsolidated Affiliates (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of (a) such Person’s Ownership Share of the Indebtedness and (b) the amount of the recourse portion of such Indebtedness, shall be included as Indebtedness of such Person), minus any unrestricted cash or cash equivalents of such Person and its Subsidiaries, as determined in accordance with GAAP.

“Total Secured Indebtedness” means, with respect to any Person and its Subsidiaries as of any date of determination, (i) the aggregate principal amount of all consolidated Indebtedness outstanding evidenced by notes, bonds, debentures or similar instruments, letters of credit (including the face amount of any undrawn letters of credit) and capital lease obligations of such Person and its Subsidiaries (directly or by a guaranty thereof, but without duplication), in each case, that are secured by a Lien, plus (ii) such Person’s Ownership Share of the Total Secured Indebtedness of its Unconsolidated Affiliates (except if such Total Secured Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of (a) such Person’s Ownership Share of the Total Secured Indebtedness and (b) the amount of the recourse portion of such Total Secured Indebtedness, shall be included as Indebtedness of such Person).

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Unconsolidated Affiliate” means with respect to any Person, any other Person in whom such Person holds an investment, which investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Pool Determination Date” means each date on which the Available Amount is certified in writing to the Administrative Agent, which shall occur as follows:

(a)               Quarterly. For quarterly certifications, as of the last day of each Fiscal Quarter.

(b)              Property Adjustments. Upon or following each addition or deletion of an Eligible Property, upon or promptly following such addition or deletion.

“Unencumbered Pool Property” means, as at any date of determination, any Eligible Property which is taken into account in calculating the Unencumbered Pool Value.

“Unencumbered Pool Requirements” means with respect to the calculation of the Unencumbered Pool Value, collectively, that:

(a)               [Reserved];

(b)               the minimum aggregate Occupancy Rate of all Unencumbered Pool Properties shall be no less than 80% at all times;

(c)               no more than 20% of the Aggregate Unencumbered Pool Value may be comprised of the Unencumbered Pool Value from any one Unencumbered Pool Property;

(d)               no more than 30% of the Adjusted Property NOI used to determine the Aggregate Unencumbered Pool Value may be derived from any one Metropolitan Statistical Area;

(e)               no more than 20% of the Adjusted Property NOI used to determine the Aggregate Unencumbered Pool Value may be derived from any one Tenant;

(f)               no more than 20% of the Aggregate Unencumbered Pool Value may be comprised of the Unencumbered Pool Value from Unencumbered Pool Properties subject to Qualified Ground Leases;

(g)               the minimum Occupancy Rate of each Unencumbered Pool Property shall be no less than 70% for any two consecutive quarters;

(h)               the Unencumbered Pool Value for Unencumbered Pool Properties owned by Controlled Affiliates may not exceed $35,000,000; and

(i)               no more than ~~35~~25% of the Aggregate Unencumbered Pool Value may be comprised of the Unencumbered Pool Value from Unencumbered Pool Properties that are Specialty Properties~~; provided that if a Specialty Property is occupied by a Tenant with an investment grade credit rating, the Unencumbered Pool Value from such Specialty Property shall not be included for purposes of this clause (i)~~.

“Unencumbered Pool Property Subsidiary” means any Controlled Affiliate that owns an Unencumbered Pool Property.

“Unencumbered Pool Value” means, with respect to each Unencumbered Pool Property, as of any date of determination, an amount equal to:

(a)               with respect to any Unencumbered Pool Property owned for less than six (6) full Fiscal Quarters, the lesser of (x) the Appraised Value of such Unencumbered Pool Property and (y) the acquisition cost of such Unencumbered Pool Property; or

(b)              with respect to each other Unencumbered Pool Property, the quotient of (x) the consolidated Adjusted Property NOI of such Unencumbered Pool Property divided by (y) the Capitalization Rate.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Commitments” means, at any time, the difference between the Commitments then in effect and the aggregate outstanding principal amount of Loans (other than Swing Loans) and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S.” and “United States” means the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 5.2.           Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3.           Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may, by written notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of AF REIT and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out-of-compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the Closing Date.

Section 5.4.           Non-Wholly Owned Subsidiary Computations. When determining the Applicable Margin, compliance with Section 8.7, 8.8 and 8.9, and compliance by AF REIT or the Borrower with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of AF REIT or the Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included and (b) AF REIT’s Ownership Share of the Borrower shall be deemed to be 100.0%.

SECTION 6.	Representations and Warranties.

The Borrower and each Guarantor represents and warrants to the Administrative Agent, the Lenders, and the L/C Issuer as follows:

Section 6.1.           Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a limited partnership under the laws of the State of Delaware. AF REIT is duly organized, validly existing, and in good standing as a corporation and a real estate investment trust under the laws of the State of Maryland. Each of AF REIT and the Borrower has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except to the extent that the failure to do so would not have a Material Adverse Effect.

Section 6.2.           Subsidiaries. Each Subsidiary is (a) duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized (except, solely with respect to any Subsidiary of the Borrower other than any Guarantor or any Unencumbered Pool Property Subsidiary, to the extent that the failure to be duly organized, to validly exist and/or to be in good standing would not have a Material Adverse Effect) and (b) has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except in each case referred to in clause (b) to the extent that the failure to do so would not have a Material Adverse Effect. As of the Closing Date (or, if later, as of the most recent date such Schedule has been or was required pursuant to Section 8.5(l) hereof to be supplemented) Schedule 6.2 hereto is a correct and complete copy of the Organizational Chart. All of the outstanding shares of capital stock and other equity interests of each Guarantor and each Unencumbered Pool Property Subsidiary are validly issued and outstanding and, with respect to such Subsidiaries that are corporations, fully paid and nonassessable, and all such shares and other equity interests indicated on Schedule 6.2 as owned by AF REIT, the Borrower or a Subsidiary are owned, beneficially and of record, by AF REIT, the Borrower or such Subsidiary or, with respect to any Controlled Affiliate or Unconsolidated Affiliate, such other Person as is set forth on Schedule 6.2, and, in the case of such shares and other equity interests of any Guarantor and any Unencumbered Pool Property Subsidiary, are owned free and clear of all Liens (other than Permitted Liens). Other than as publicly disclosed by AF REIT or any Subsidiary of AF REIT in any filings with any securities exchange or the Securities and Exchange Commission or any successor agency, there are no outstanding commitments or other obligations of the Borrower, any Guarantor or any Unencumbered Pool Property Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower, any Guarantor or any Unencumbered Pool Property Subsidiary (other than, in the case of any such Unencumbered Pool Property Subsidiary, customary rights of a minority equity holder that would not allow such Unencumbered Pool Property Subsidiary to cease to be a Controlled Affiliate).

Section 6.3.           Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability (other than any Excluded Swap Obligation), and Bank Product Obligations, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and each Guarantor have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and each Guarantor enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Guarantor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Guarantor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Guarantor or any of their Property, in each case where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Guarantor (other than in favor of the Administrative Agent for its benefit and/or the benefit of the Lenders and the L/C Issuer).

Section 6.4.           Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Revolving Credit to refinance existing Indebtedness, fund real estate acquisitions, finance capital expenditures and working capital, and for general corporate purposes (including for the purpose of any tender offer or share repurchase program entered into in conjunction with, or after, listing of the Stock of AF REIT on a national securities exchange). Neither the Borrower nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock, except, in each case, in connection with any Restricted Payment permitted hereunder that is otherwise not in violation of Regulation U or X of the Board of Governors of the Federal Reserve System. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and the Guarantors.

Section 6.5.           Financial Reports. The consolidated balance sheet of AF REIT and its Subsidiaries as of December 31, 2017 and the related consolidated statements of income, retained earnings and cash flows of AF REIT and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, which financial statements are accompanied by the unqualified audit report of independent public accountants, and the unaudited interim consolidated balance sheet of AF REIT and its Subsidiaries as of September 30, 2017, and the related consolidated statements of income, retained earnings and cash flows of AF REIT and its Subsidiaries for the Fiscal Quarter then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of AF REIT and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis, except as otherwise expressly noted therein. To the Borrower’s knowledge, none of AF REIT, the Borrower or any Subsidiary has contingent liabilities which are material to it and are required to be set forth in its financial statements or notes thereto in accordance with GAAP other than as indicated on such financial statements and notes thereto (including with respect to future periods as to which this representation is required to be remade, on the financial statements furnished pursuant to Section 8.5 hereof).

Section 6.6.           No Material Adverse Change. Since December 31, 2017, there has been no change in the business, financial condition, operations, performance or properties of AF REIT, the Borrower or any Subsidiary taken as a whole, which would reasonably be expected to have a Material Adverse Effect.

Section 6.7.           Full Disclosure. The statements and factual information (but not any budgets, projections, estimates or other forward-looking information) furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby, when taken as a whole and as supplemented to any date this representation and warranty is made, do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any budgets, projections, estimates or other forward-looking information furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared in good faith on the basis of information and estimates the Borrower believed to be reasonable at the time such budgets, projections, estimates or other forward-looking information was furnished; provided, further, that such representation and warranty shall not apply to the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports, or any other reports, prepared by third parties or legal conclusions or analysis provided by the Borrower’s or the Guarantors’ counsel. The information included in the Beneficial Ownership Certification, as updated in accordance with Section 8.5(k), is true and correct in all respects.

Section 6.8.           Trademarks, Franchises, and Licenses. AF REIT, the Borrower and their Subsidiaries own, possess, or have the right to use all patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information necessary to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person except, in each case, where the failure to do so would not have a Material Adverse Effect.

Section 6.9.           Governmental Authority and Licensing. AF REIT, the Borrower and their Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding, which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval, is pending or, to the knowledge of the Borrower or AF REIT, threatened in writing except where such revocation or denial would not reasonably be expected to have a Material Adverse Effect.

Section 6.10.       Good Title. AF REIT, the Borrower and their Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of AF REIT, the Borrower and their Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The assets owned by the Borrower and each Guarantor are subject to no Liens, other than Permitted Liens.

Section 6.11.       Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened in writing, against AF REIT, the Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect other than as set forth on Schedule 6.11.

Section 6.12.       Taxes. All material tax returns required to be filed by AF REIT, the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all Taxes upon AF REIT, the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except (a) such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided or (b) would not result in a Material Adverse Effect. Adequate provisions in accordance with GAAP for material taxes on the books of AF REIT, the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13.       Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Guarantor of any Loan Document.

Section 6.14.       Affiliate Transactions. Except as permitted by Section 8.14 hereof, none of AF REIT, the Borrower or any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to AF REIT, the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15.       Investment Company. None of AF REIT, the Borrower, any Subsidiary, or any Unconsolidated Affiliate is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16.       ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the Borrower or any Subsidiary has any material contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17.       Compliance with Laws. (a) AF REIT, the Borrower and their Subsidiaries are in compliance with the requirements of all Legal Requirements applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, zoning regulations and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)               Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which would not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and AF REIT represents and warrants that: (i) AF REIT, the Borrower and their Subsidiaries, and each of the Real Properties, comply in all material respects with all applicable Environmental Laws; (ii) AF REIT, the Borrower and their Subsidiaries have obtained all governmental approvals required for their operations and each of the Real Properties by any applicable Environmental Law; (iii) AF REIT, the Borrower and their Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Real Properties in any material quantity and, to the knowledge of the Borrower, none of the Real Properties are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) AF REIT, the Borrower and their Subsidiaries have no notice or knowledge that the Real Properties contain or have contained any: (1) underground storage tank or material amounts of asbestos containing building material, (2) landfills or dumps, (3) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (4) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) AF REIT, the Borrower and their Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Real Properties; (vi) AF REIT, the Borrower and their Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) AF REIT, the Borrower and their Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving AF REIT, the Borrower or any Subsidiary or any of the Real Properties, and there are no conditions or occurrences at any of the Real Properties which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Real Properties; (viii) none of the Real Properties are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Real Properties in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Real Properties which pose an unreasonable risk to the environment or the health or safety of Persons.

(c)               AF REIT, the Borrower and their Subsidiaries are in material compliance with all Anti-Corruption Laws. AF REIT, the Borrower and their Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by AF REIT, the Borrower and their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.

Section 6.18.       OFAC. (a) AF REIT and the Borrower are in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) the Borrower has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information requested by them regarding the Borrower, the Subsidiaries and other Affiliates of the Borrower necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) to the Borrower’s knowledge, neither the Borrower nor any of its Subsidiaries nor, to the knowledge of AF REIT, Borrower or any of the Subsidiaries, any officer, director or Affiliate of AF REIT, Borrower or any of their Subsidiaries, is a Person, that is, or is owned or controlled by Persons that are, (i) the target of any OFAC Sanctions Programs or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of any OFAC Sanctions Programs.

Section 6.19.       Other Agreements. None of AF REIT, the Borrower or any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default, if uncured, would reasonably be expected to have a Material Adverse Effect.

Section 6.20.       Solvency. AF REIT, the Borrower and their Subsidiaries, taken as a whole, are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business as presently conducted and all businesses (if any) which are currently contemplated to be undertaken by them.

Section 6.21.       No Default. No Default or Event of Default has occurred and is continuing.

Section 6.22.       No Broker Fees. No broker’s or finder’s fee or commission owing to any broker or finder engaged by the Borrower or any Subsidiary will be payable with respect hereto or any of the transactions contemplated thereby.

Section 6.23.       Condition of Property; Casualties; Condemnation. Except to the extent that the same would not reasonably be expected to result in a Material Adverse Effect, each Real Property, (a) is in good repair, working order and condition, normal wear and tear excepted, (b) is free of structural defects, (c) is not subject to material deferred maintenance, (d) has and will have all building systems contained therein in good repair, working order and condition, normal wear and tear excepted and (e) is not located in a flood plain or flood hazard area, or if located in a flood plain or flood hazard area is covered by full replacement cost flood insurance. For the avoidance of doubt, in no event shall the representations contained in the foregoing clause (a) through (d) be deemed to be applicable to any Property owned by a Tenant. None of the Real Properties is currently materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy which is not in the process of being repaired, except, solely with respect Real Properties that are not Unencumbered Pool Properties, to the extent that the same would not reasonably be expected to result in a Material Adverse Effect. No condemnation or other like proceedings that has had, or would reasonably be expected to result in, a Material Adverse Effect, is pending, served or, to the knowledge of the Borrower, threatened in writing against any Real Property. Promptly after the request of the Administrative Agent, the Borrower shall deliver a current property condition report, in form and substance reasonably acceptable to Administrative Agent from an independent engineering or architectural firm reasonably acceptable to Administrative Agent, with respect to any Unencumbered Pool Property specified by Administrative Agent that, in the reasonable determination of the Administrative Agent, has a maintenance or structural issue that would materially and adversely affect the value or use of such Eligible Property.

Section 6.24.       Legal Requirements and Zoning. Except as disclosed in the zoning reports furnished to Administrative Agent, to the Borrower’s knowledge and except where the failure of any of the following to be true and correct would not have a Material Adverse Effect, the use and operation of each Real Property constitutes a legal use (including legally nonconforming use) under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any approvals, restrictions of record or any material agreement affecting any such Real Property (or any portion thereof).

Section 6.25.       REIT Status. AF REIT (a) is a REIT, (b) has not revoked its election to be a REIT, and (c) for its current “tax year” as defined in the Code is and for all prior tax years subsequent to its election to be a REIT has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.

SECTION 7.	Conditions Precedent.

Section 7.1.           All Credit Events. At the time of each Credit Event:

(a)               each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (where not already qualified by materiality or Material Adverse Effect, otherwise in all respects) as of said time, except to the extent the same expressly relate to an earlier date, in which case the same shall be true and correct in all material respects (where not already qualified by materiality or Material Adverse Effect, otherwise in all respects) as of such earlier date;

(b)               no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event and, after giving effect to such extension of credit, the Revolving Credit Availability, as then determined and computed, shall be no less than $0;

(c)               in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 1.6 hereof, and the L/C Issuer shall have received (i) in the case of the issuance of any Letter of Credit, a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and (ii) in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the L/C Issuer, together with any fees called for by Section 2.1 hereof; and

(d)              such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (c), inclusive, of this Section 7.1; provided, however, that the Lenders may continue to make advances under the Revolving Credit, in the sole discretion of the Lenders, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

Section 7.2.           Initial Credit Event. Before or concurrently with the initial Credit Event:

(a)               the Administrative Agent shall have received this Agreement duly executed by the Borrower, each Guarantor, and the Lenders;

(b)               if requested at least five (5) Business Days prior to the Closing Date by any Lender, the Administrative Agent shall have received, a Note payable to such Lender and duly executed by the Borrower dated the Closing Date and otherwise in compliance with the provisions of Section 1.10 hereof;

(c)               the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents;

(d)               the Administrative Agent shall have received copies of the Borrower’s, each Guarantor’s, and each Unencumbered Pool Property Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by an authorized officer of AF REIT (on behalf of itself and in its capacity as a direct or indirect owner of the Borrower, each other Guarantor, and each Unencumbered Pool Property Subsidiary);

(e)               the Administrative Agent shall have received copies of resolutions authorizing the execution, delivery and performance by the Borrower and each Guarantor of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by an authorized officer of AF REIT (on behalf of itself and in its capacity as a direct or indirect owner of the Borrower and each other Guarantor);

(f)                the Administrative Agent shall have received copies of the certificates of good standing for the Borrower, each Guarantor, and each Unencumbered Pool Property Subsidiary (dated no earlier than thirty (30) days prior to the Closing Date) from the office of the secretary of the state (or similar office) of its incorporation or organization and of each state in which an Initial Unencumbered Pool Property is located where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that the failure to do so would not have a Material Adverse Effect;

(g)               the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(h)               the Administrative Agent shall have received the initial fees called for by Section 2.1 hereof;

(i)                 the capital and organizational structure of AF REIT, the Borrower and its Subsidiaries shall be reasonably satisfactory to the Administrative Agent (including, for the sake of clarity, the structure of any Controlled Affiliate);

(j)                 the Administrative Agent shall have received (i) a copy of the audited consolidated balance sheet of AF REIT and its Subsidiaries for the Fiscal Year ended December 31, 2017 and the consolidated statements of income, retained earnings, and cash flows of AF REIT, the Borrower and its Subsidiaries for such Fiscal Year, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous Fiscal Year, (ii) a copy of the unaudited interim consolidated balance sheet of AF REIT and its Subsidiaries for the Fiscal Quarter ended September 30, 2017, and the related consolidated statements of income, retained earnings and cash flows of AF REIT and its Subsidiaries for such Fiscal Quarter, (iii) a copy of AF REIT’s projections for the Fiscal Years ending December 31, 2018, December 31, 2019, and December 31, 2020, including consolidated projections of revenues, expenses and balance sheet on a quarter by quarter basis, with such projections in reasonable detail prepared by the Borrower (which shall include a summary of all significant assumptions made in preparing such projections), and (iv) an Available Amount Certificate showing the computation of the Available Amount with the inclusion of the Initial Unencumbered Pool Properties, each in form and substance reasonably acceptable to the Administrative Agent;

(k)               the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (i) since December 31, 2017, no material adverse change in the business, financial condition, operations, performance or properties of the Borrower or the Guarantors, taken as a whole, shall have occurred and (ii) attached thereto is a true, correct, and complete organizational chart (the “Organizational Chart”) of AF REIT, its Subsidiaries, and its Unconsolidated Affiliates as of the Closing Date, which identifies the jurisdiction of AF REIT, each Subsidiary and each Unconsolidated Affiliate and the form of which is otherwise reasonably acceptable to the Administrative Agent;

(l)                 the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Borrower, each Guarantor, and each Unencumbered Pool Property Subsidiary evidencing the absence of Liens on its Property except for Permitted Liens or as otherwise permitted by Section 8.7 hereof;

(m)             the Administrative Agent shall have received a written opinion of Duane Morris LLP, counsel to the Borrower and each Guarantor, in form and substance reasonably acceptable to the Administrative Agent;

(n)               the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for the Borrower and each Guarantor; and the Administrative Agent and the Borrower shall have received the Internal Revenue Service Forms and any applicable attachments required by Section 12.1(g);

(o)               the Administrative Agent shall have received pay off and lien release letters from creditors of the Loan Parties (other than Indebtedness intended to remain outstanding after the Closing Date and, if secured, secured by Liens permitted to remain outstanding by Sections 8.7) setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of any Loan Party or its Subsidiaries) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of any Loan Party or Unencumbered Pool Property Subsidiary, which pay off and lien release letters shall be in form and substance acceptable to the Administrative Agent; and

(p)               the Administrative Agent and each Lender shall have received any information or materials reasonably requested at least five (5) Business Days prior to the Closing Date by the Administrative Agent or such Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with (i) the Patriot Act and (ii) any applicable “know your customer” or similar rules and regulations.

Section 7.3.           Eligible Property Additions and Deletions of Unencumbered Pool Properties. (a) As of the Closing Date, the Borrower represents and warrants to the Lenders and the Administrative Agent that the Initial Unencumbered Pool Properties qualify as Eligible Properties and that the information provided on Schedule 1.1 is true and correct.

(b)               Upon not less than ten (10) Business Days prior written notice from the Borrower to the Administrative Agent, the Borrower may, from time to time, request that a Real Property be added (subject to the other requirements for a Real Property qualifying as an Eligible Property) as an Unencumbered Pool Property, and such Real Property shall be added as an Unencumbered Pool Property upon Administrative Agent’s satisfaction that the following conditions have been met (collectively, the “Eligibility Conditions”):

(1)               the Administrative Agent shall have received a certificate evidencing compliance with the Unencumbered Pool Requirements on a pro forma basis;

(2)               if (x) the Subsidiary owning such Real Property or (y) the Subsidiary owning such Controlled Affiliate that owns such Real Property, in either case is not a Guarantor (each, a “New Guarantor”) the Administrative Agent shall have received a duly executed Additional Guarantor Supplement from such New Guarantor, together with the following:

(A)             the Administrative Agent shall have received copies of such New Guarantor’s and such Controlled Affiliate’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by such Guarantor’s Secretary or Assistant Secretary;

(B)              the Administrative Agent shall have received copies of resolutions of such New Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby, together with specimen signatures of the persons authorized to execute such documents on such New Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary or other Authorized Representative;

(C)              the Administrative Agent shall have received copies of the certificates of good standing for such New Guarantor and such Controlled Affiliate from the office of the secretary of the state (or similar office) of its incorporation or organization and of each state in which an Unencumbered Pool Property is located; and

(D)             the Administrative Agent shall have received a fully executed Internal Revenue Service Form W-9 for such New Guarantor;

(3)               the Administrative Agent shall have received financing statement, tax, and judgment lien search results against any such New Guarantor and such Real Property evidencing the absence of Liens, except for Permitted Liens or as otherwise permitted by Section 8.7 hereof.

(c)               In the event that any Unencumbered Pool Property shall at any time cease to constitute an Eligible Property, (i) the Borrower shall, as soon as reasonably possible after obtaining knowledge thereof, notify the Administrative Agent in writing of the same and (ii) the Unencumbered Pool Value of such Unencumbered Pool Property shall automatically be deemed to be $0 at such time and at all times after until such time as the same again qualifies as an Eligible Property. In the event that, at any time, the Unencumbered Pool Requirements shall be violated, no Default or Event of Default shall result from said violation, and (A) the Borrower shall, as soon as reasonably possible after obtaining knowledge thereof, notify the Administrative Agent in writing of the same, which written notice shall include a designation by the Borrower of any Real Property or Real Properties, at the Borrower’s option, to be discounted or deleted as Unencumbered Pool Properties in order to restore compliance with the Unencumbered Pool Requirements, and (B) if discounted, the Unencumbered Pool Value of each such Real Property shall be deemed reduced to the maximum amount that would result in compliance with the Unencumbered Pool Requirements, or, if deleted, each such Real Property shall automatically cease to constitute an Unencumbered Pool Property from the date of such written notice until such time as the same is added by the Borrower as an Unencumbered Pool Property in accordance with the preceding paragraph (provided that the addition of the same at such time does not result in a violation of the Unencumbered Pool Requirements). Notwithstanding anything herein to the contrary, in the event that any Unencumbered Pool Property shall cause any of the requirements set forth in the definition of “Unencumbered Pool Requirements” not to be satisfied, such failure shall not constitute a Default or Event of Default, it being agreed and understood that the only consequence of such Unencumbered Pool Property causing non-compliance with any such requirements shall be the discounting or removal of such Real Property from the calculation of the Unencumbered Pool Value pursuant to this Section 7.3(c).

(d)               Upon not less than three (3) Business Days prior written notice from Borrower to the Administrative Agent, the Borrower may, from time to time, designate that a Real Property be deleted as an Unencumbered Pool Property; provided, however, that the Borrower shall not be permitted to designate that a Real Property be deleted as an Unencumbered Pool Property without the consent of the Required Lenders in their sole discretion if (i) such deletion would result in fewer than twelve (12) Unencumbered Pool Properties, or (ii) such deletion would reduce the Unencumbered Pool Value below $250,000,000. Such notice shall be accompanied by an Available Amount Certificate setting forth (i) the components of the Available Amount (in such detail as reasonably required by the Administrative Agent) calculated on a pro forma basis (as of the most recent Available Amount Certificate delivered in accordance with Section 8.5(d) or Section 8.5(n) hereof) after giving effect to such deletion of the designated Real Property as an Unencumbered Pool Property, (ii) that no Default or Event of Default is then continuing (including after taking into account the deletion of such Unencumbered Pool Property) and (iii) that such deletion shall not cause the other Unencumbered Pool Properties to violate the Unencumbered Pool Requirements. Upon the deletion of a Real Property as an Unencumbered Pool Property (whether automatically or as a result of an election by the Borrower, as described above), the Guarantor which owned such Real Property, but that does not otherwise own any other Unencumbered Pool Property, shall, upon the Borrower’s written request, be released from its obligations under this Agreement or, if applicable, its separate Guaranty and any other Loan Documents pursuant to lien releases and other documentation reasonably acceptable to the Borrower and the Administrative Agent.

Section 7.4.           Incentive Listing Note. Simultaneously with the entering into of the Incentive Listing Note, the Borrower and the Special Limited Partner shall enter into the Special Limited Partner Subordination Agreement.

SECTION 8.	Covenants.

The Borrower and each Guarantor agrees that, until the date that all the Commitments have expired or terminated and the principal of and interest on each Loan and Reimbursement Obligation and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in cash and all Letters of Credit have expired or been terminated (or have been Cash Collateralized or otherwise backstopped (including by “grandfathering” into future credit facilities) in a manner reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer), except to the extent compliance in any case or cases is cured or waived in writing pursuant to the terms of Section 12.13 hereof:

Section 8.1.           Maintenance of Existence. (i) The Borrower shall, and shall cause each Guarantor to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) and Section 8.10(d) hereof. (ii) The Borrower shall, and shall cause each Guarantor to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.2.           Maintenance of Properties. The Borrower shall, and shall cause each Guarantor and Unencumbered Pool Property Subsidiary to, or, to the extent any such obligations are expressly the obligation of the applicable Tenant under the Lease in effect for such Property, the Borrower shall cause the applicable Tenant to, maintain, preserve, and keep all of its Property in working condition and order (ordinary wear and tear and damage by casualty excepted), and the Borrower and each Guarantor shall, and shall cause its Unencumbered Pool Property Subsidiary to, or, to the extent any such obligations are expressly the obligation of the applicable Tenant under the Lease in effect for such Property, shall cause the applicable Tenant to, from time to time, make all necessary repairs, renewals, replacements, additions, and betterments to its Property so that such Property shall at all times be fully preserved and maintained, except, in each case, (i) to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person and (ii) where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Borrower shall not, and shall not permit any Guarantor or Unencumbered Pool Property Subsidiary to, amend, modify or terminate any material contract or agreement to which it is a party if such amendment, modification or termination or waiver would reasonably be expected to cause a Material Adverse Effect.

Section 8.3.           Taxes and Assessments. The Borrower and each Guarantor shall, and shall cause its or their Unencumbered Pool Property Subsidiaries or its or their respective Tenants to, duly pay and discharge all material Taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves established in accordance with GAAP are provided therefor.

Section 8.4.           Insurance. The Borrower shall insure and keep insured, and shall cause AF REIT and each Subsidiary to, and shall use commercially reasonable efforts to cause each of its Unconsolidated Affiliates to, insure and keep insured, with financially sound and reputable insurance companies all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall, and shall cause AF REIT and each Subsidiary to, and shall use commercially reasonable efforts to cause each of its Unconsolidated Affiliates to, insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with financially sound and reputable insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 8.4.

Section 8.5.           Financial Reports. The Borrower shall, and shall cause AF REIT and each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender, the L/C Issuer and each of their duly authorized representatives such information respecting the business and financial condition of AF REIT, the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent for distribution to the Lenders and L/C Issuer:

(a)               as soon as available, and in any event no later than ninety (90) days after the last day of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending on December 31, 2018), a copy of the audited consolidated balance sheet of AF REIT and its Subsidiaries as of the last day of the Fiscal Year then ended and the consolidated statements of income, retained earnings, and cash flows of AF REIT and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous Fiscal Year, accompanied by an unqualified opinion of KPMG LLP or any other independent public accountants of recognized national standing, selected by the Borrower (if not KPMG LLP or any other of the “Big Four”) and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of AF REIT and its Subsidiaries as of the close of such Fiscal Year and the results of their operations and cash flows for the Fiscal Year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided, however, that the Borrower may satisfy its obligations to deliver the financial statements described in this Section 8.5(a) by furnishing to the Administrative Agent a copy of its annual report on Form 10-K in respect of such Fiscal Year together with the financial statements required to be attached thereto, provided the Borrower is required to file such annual report on Form 10-K with the Securities and Exchange Commission and such filing is actually made;

(b)               [Reserved];

(c)               as soon as available, and in any event no later than forty-five (45) days after the last day of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ending on March 31, 2018), a copy of the consolidated balance sheet of AF REIT, the Borrower and its Subsidiaries as of the last day of such Fiscal Quarter and the consolidated statements of income, retained earnings, and cash flows of AF REIT and its Subsidiaries for the Fiscal Quarter and for the Fiscal Year to date period then ended, each in reasonable detail showing, in comparative form, the figures for the corresponding date and period in the previous Fiscal Year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Administrative Agent; provided, however, that the Borrower may satisfy its obligations to deliver the financial statements described in this Section 8.5(c) by furnishing to the Administrative Agent a copy of its quarterly report on Form 10-Q in respect of such Fiscal Quarter together with the financial statements required to be attached thereto, provided the Borrower is required to file such quarterly report on Form 10-Q with the Securities and Exchange Commission and such filing is actually made;

(d)               as soon as available, and in any event within (i) forty-five (45) days after the last day of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending on March 31, 2018) and (ii) ninety (90) days after the last day of the last Fiscal Quarter of each Fiscal Year (commencing with the Fiscal Year ending on December 31, 2018), an Available Amount Certificate showing the computation of the Available Amount in reasonable detail as of the close of business on the last day of such Fiscal Quarter, prepared by the Borrower and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Administrative Agent;

(e)               with each of the financial statements delivered pursuant to subsections (a) and (c) above, a compliance certificate (“Compliance Certificate”) in the form attached hereto as Exhibit E signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower or another officer of the Borrower reasonably acceptable to the Administrative Agent to the effect that to such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken or being taken by AF REIT, the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.20 hereof and the Borrower’s calculation of the Ownership Share of each Subsidiary and Unconsolidated Affiliate;

(f)                promptly after request by the Administrative Agent, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of AF REIT’s, the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants and submitted to the board of directors (or similar governing body) of the Borrower;

(g)               promptly after the sending or filing thereof, copies of each financial statement, report, or proxy statement sent by AF REIT or any Subsidiary to its stockholders or other equity holders;

(h)               promptly after receipt thereof, if any, a copy of each audit made by any regulatory agency of the books and records of AF REIT, the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable Legal Requirements relating to AF REIT, the Borrower or any Subsidiary, or its business;

(i)                 as soon as available, and in any event within sixty (60) days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending on December 31, 2018), a copy of the Borrower’s projections for the following year including consolidated projections of revenues, expenses and balance sheet on a quarter by quarter basis, with such projections in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent (which shall include a summary of all significant assumptions made in preparing such projections);

(j)                 notice of any Change of Control;

(k)               promptly after any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of (i) any threatened (in writing) or pending litigation or governmental or arbitration proceeding or labor controversy against AF REIT, the Borrower or any Subsidiary or any of their Property which would reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any other matter which would reasonably be expected to have a Material Adverse Effect ~~or~~, (iii) the occurrence of any Default or Event of Default, or (iv) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in of such certification;

(l)                 with each of the financial statements delivered pursuant to subsections (a) and (c) above, if there have been any changes to the organizational list of AF REIT, the Borrower and the Subsidiaries during the most recently ended Fiscal Quarter, a revised organizational list, together with a summary of the changes;

(m)             as soon as available, a copy of the Incentive Listing Note and the Outperformance Agreement; and

(n)               promptly after the request the Administrative Agent or the Required Lenders, (i) any other information or report reasonably requested by such Person(s) or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable Anti-Corruption Laws and the Beneficial Ownership Regulation.

Section 8.6.           Inspection. The Borrower shall, and shall cause AF REIT and each Subsidiary to, permit each of the Arrangers (or any of their affiliates), coordinating through the Administrative Agent, and each of their duly authorized representatives and agents, during normal business hours, to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records (which shall be subject to the confidentiality requirements of Section 12.25 hereof), and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with either of the Arrangers (or any of their affiliates) the finances and affairs of AF REIT, the Borrower and their Subsidiaries) at such reasonable times as the Administrative Agent may designate, with reasonable prior notice to the Borrower and no more often than once in any period of twelve (12) consecutive months unless an Event of Default has occurred and is continuing. The Administrative Agent shall use reasonable efforts to coordinate inspections undertaken in accordance with this Section 8.6 to (i) minimize the administrative burden of such inspections on AF REIT, the Borrower and their Subsidiaries, (ii) minimize the interference with the business of AF REIT, the Borrower and their Subsidiaries, and (iii) not disturb the occupancy of any Real Property by any Tenant.

Section 8.7.           Liens. The Borrower shall not, nor shall it permit any Guarantor or Unencumbered Pool Property Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person, other than Permitted Liens.

Section 8.8.           Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit AF REIT or any Subsidiary to, (i) directly or indirectly, make, retain or have outstanding any investments (whether through the purchase of stock or obligations or otherwise) in any Person, real property or improvements on real property, or any loans, advances, lines of credit, mortgage loans or other financings (including pursuant to sale/leaseback transactions) to any other Person, or (ii) acquire any real property, improvements on real property or all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent, with respect to AF REIT, the Borrower or any Subsidiary, any of the following:

(a)               investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one (1) year of the date of issuance thereof;

(b)               investments in commercial paper with a Rating of at least P-1 by Moody’s and at least A-1 by S&P maturing within one (1) year of the date of issuance thereof;

(c)               investments in demand or time deposits, certificates of deposit or bankers acceptances of any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one (1) year or less;

(d)               investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)               investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)                AF REIT’s investment in the Borrower, the Borrower’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries, including, in each case, guaranties of Indebtedness of Borrower, Guarantors or any of their respective Subsidiaries;

(g)               intercompany advances made from time to time among the Borrower and its Subsidiaries in the ordinary course of business to finance working capital needs;

(h)               investments from time to time in individual Real Properties (including Eligible Properties) or in entities which own such individual Real Properties (including Eligible Properties), provided that such investment does not cause a breach of the financial covenants set forth in Section 8.20 hereof or clauses (i), (j) or (k) below;

(i)                 cash investments in Unconsolidated Affiliates in an amount not to exceed in the aggregate at any one time outstanding 20% of the Total Asset Value at such time;

(j)                 investments in Assets Under Development in an amount not to exceed in the aggregate at any one time outstanding 10% of the Total Asset Value at such time;

(k)               investments in Land Assets in an amount not to exceed in the aggregate at any one time outstanding 10% of the Total Asset Value at such time;

(l)                 investments in deposit account and securities accounts opened in the ordinary course of business and in compliance with the terms of this Agreement;

(m)             investments pursuant to Hedging Agreements that are not otherwise prohibited by the terms of this Agreement;

(n)               investments existing on the date hereof and set forth on Schedule 8.8;

(o)               advances to officers, directors and employees of the Borrower and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(p)               investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(q)               investments in mortgages and mezzanine loans, commercial mortgage-backed securities, and Governmental Affiliated Loan Corporations in an amount not to exceed in the aggregate at any one time outstanding 10% of Total Asset Value at such time;

(r)                investments by AF REIT for the redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any equity interests of AF REIT or the Borrower now or hereafter outstanding to the extent permitted in Section 8.24 below;

(s)                investments permitted under applicable law in the publicly-traded equity interests of REITs or other real estate companies conducting business, services or activities substantially similar or related to those engaged by AF REIT, the Borrower and their Subsidiaries as of the date hereof not to at any time exceed 10% of Total Asset Value;

(t)                 investments not otherwise permitted under this Section 8.8 in an aggregate amount not to exceed $3,000,000; and

(u)               investments in the form of mergers or consolidations permitted under Section 8.9.

The Borrower’s Ownership Share of any investment of the type described in clauses (i), (j), (k), (q), (s) and (t) by its Unconsolidated Affiliates will be included for purposes hereof. Investments of the type described in clauses (i), (j), (k), (q), (s) and (t) immediately preceding shall, at no time, exceed in the aggregate at any one time, 35% of the Total Asset Value at such time. In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, (i) investments and acquisitions shall always be taken at the book value (as defined in GAAP) thereof and (ii) loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.9.           Mergers, Consolidations and Sales. Except in connection with an acquisition of an Eligible Property or otherwise with the prior written consent of the Required Lenders (which shall not be unreasonably withheld, conditioned or delayed), the Borrower shall not, nor shall it permit AF REIT or any Subsidiary to, merge or consolidate, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, so long as no Default or Event of Default is then continuing or would result therefrom, this Section shall not apply to nor operate to prevent:

(a)               the sale, transfer, lease or other disposition of Property of the Borrower or any of the Subsidiaries to one another in the ordinary course of its business;

(b)               the merger of any Subsidiary with and into the Borrower or any other Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the entity surviving the merger;

(c)               any sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) in the ordinary course of business;

(d)               Leases of portions of any Real Property to Tenants;

(e)               any merger if it results in the simultaneous payoff in immediately available funds of the Obligations (other than contingent indemnification obligations for which no claim or demand has been made and Obligations under Letters of Credit that have been Cash Collateralized or otherwise backstopped (including by “grandfathering” into future credit facilities) on terms reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer);

(f)                merger or consolidation, directly or indirectly, with any other Person so long as (i) AF REIT, the Borrower or a Guarantor, as applicable, shall be the survivor thereof and no Change of Control shall result therefrom; provided that if the Borrower is a party to such merger or consolidation, the Borrower shall be the survivor thereof; (ii) the Borrower shall have given the Administrative Agent and the Lenders at least 30 days’ prior written notice of such consolidation or merger; (iii) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would result therefrom; and (iv) at the time the Borrower gives notice pursuant to clause (ii) of this subsection, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to the Borrower, evidencing the continued compliance by AF REIT, the Borrower and the Subsidiaries with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in Section 8.20, after giving effect to such consolidation or merger;

(g)               AF REIT and the Borrower may issue or sell equity interests; provided that AF REIT and the Borrower, as the case may be, shall remain in compliance with the definition of Change of Control;

(h)               to the extent constituting an investment of the type covered thereunder, transactions expressly permitted under Section 8.8; and

(i)                 the liquidation or dissolution of, or the sale, transfer or disposition of substantially all the equity interests of, (x) Genie and (y) any other Subsidiary of the Borrower that does not own, directly or indirectly, any Unencumbered Pool Property (or, prior to, or substantially concurrent with, such liquidation, dissolution, sale, transfer or disposition, any such Unencumbered Pool Property is deleted as an Unencumbered Pool Property pursuant to Section 7.3(d)), so long as such Subsidiary is not otherwise required hereunder to be a Guarantor.

Nothing in this Section 8.9 shall prohibit the dissolution of a Subsidiary which has disposed of its assets in accordance with this Agreement.

Section 8.10.       Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any of its Subsidiaries to issue, assign, sell or transfer, any shares of capital stock or other equity interests of any of the Borrower’s Subsidiaries that are Guarantors to any Person that is not the Borrower or a wholly-owned direct or indirect Subsidiary of the Borrower; provided, however, that the foregoing shall not operate to prevent (a) Liens (if any, it being agreed and understood that no such Liens are being created by the Loan Documents on the Closing Date) on the capital stock or other equity interests of Guarantors granted to the Administrative Agent, (b) the issuance, sale and transfer to any Person of any shares of capital stock of a Guarantor solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Guarantor and (c) any transaction permitted by Section 8.9(b), (e), (f) or (i) above.

Section 8.11.       ERISA. The Borrower shall, and shall cause each Subsidiary to, and shall use commercially reasonable efforts to cause each of its Unconsolidated Affiliates to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to (i) with respect to any Loan Party or Unencumbered Pool Property Subsidiary, result in the imposition of a Lien against any of its Property or (ii) with respect to all other Subsidiaries, have a Material Adverse Effect. The Borrower shall, and shall cause AF REIT and each Subsidiary to, and shall use commercially reasonable efforts to cause each of its Unconsolidated Affiliates to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in Section 4043 of ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by AF REIT, the Borrower, any Subsidiary, or any Unconsolidated Affiliate of any material liability, fine or penalty, or any material increase in the contingent liability of AF REIT, the Borrower, any Subsidiary, or any Unconsolidated Affiliate with respect to any post-retirement Welfare Plan benefit; provided that with respect to any Subsidiary that is not a Loan Party or an Unencumbered Pool Property Subsidiary, such notice shall only be required, in each case, to the extent such event would reasonably be expected to have a Material Adverse Effect. The Borrower shall not, and shall not permit AF REIT or any Subsidiary to, and shall use commercially reasonable efforts to cause each of its Unconsolidated Affiliates not to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code or any of the respective regulations promulgated thereunder, where such event would reasonably be expected to have a Material Adverse Effect.

Section 8.12.       Compliance with Laws. (a) The Borrower shall, and shall cause AF REIT and each Subsidiary to, and shall use commercially reasonable efforts to cause each of its Unconsolidated Affiliates to, comply in all respects with all Legal Requirements applicable to or pertaining to its Property or business operations, where any such non compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)               The Borrower shall, and shall cause AF REIT and each Subsidiary to, and shall use commercially reasonable efforts to cause each of its Unconsolidated Affiliates to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Real Properties in compliance in all material respects with, all applicable Environmental Laws; (ii) use commercially reasonable efforts to require that each Tenant of any of the Real Properties or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Real Properties; (iv) cure any material violation of applicable Environmental Laws by it or at any of the Real Properties; (v) not allow the presence or operation at any of the Real Properties of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law (other than any private sewage treatment plant maintained at any Real Property in compliance with Environmental Laws); (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Properties except in the ordinary course of its business and in compliance with Environmental Laws; (vii) within ten (10) Business Days after receipt of written notice of the same in connection with AF REIT, the Borrower, any Subsidiary, any Unconsolidated Subsidiary or any of the Real Properties, notify the Administrative Agent in writing of, and provide any reasonably requested documents with respect to, any of the following: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition which would reasonably be expected to have a Material Adverse Effect; (viii) conduct, at its expense, any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required to be performed by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Real Properties imposed by any Governmental Authority as set forth in a deed or other instrument affecting AF REIT’s, the Borrower’s, any Subsidiary’s, or any Unconsolidated Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Real Properties which AF REIT, the Borrower, any Subsidiary, or any Unconsolidated Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law. The Administrative Agent shall give prompt notice to each Lender of any notice from the Borrower received pursuant to this Section 8.12(b).

Section 8.13.         Compliance with OFAC Sanctions Programs and Anti-Corruption Laws. (a) AF REIT shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to AF REIT and shall cause the Borrower and each of the Subsidiaries to, and shall use commercially reasonable efforts to cause each of its Unconsolidated Affiliates to, comply with the requirements of all OFAC Sanctions Programs applicable to such Person.

(b)               The Borrower shall provide the Administrative Agent, the L/C Issuer, and the Lenders any information regarding AF REIT, the Borrower, their Subsidiaries, the Unconsolidated Affiliates, and each of their other Affiliates necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs; subject, however, in the case of Affiliates (other than the Subsidiaries), to the Borrower’s ability to provide information applicable to them.

(c)               If the Borrower obtains actual knowledge or receives any written notice that AF REIT, the Borrower, any Subsidiary, any Unconsolidated Affiliate, or any officer, director or Affiliate thereof or that any Person that owns or controls any such Person is the target of any OFAC Sanctions Programs or is located, organized or resident in a country or territory that is, or whose government is, the subject of any OFAC Sanctions Programs (such occurrence, an “OFAC Event”), the Borrower shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such OFAC Event, and (ii) comply with all applicable Legal Requirements with respect to such OFAC Event (regardless of whether the target person is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and the Borrower hereby authorizes and consents to the Administrative Agent, the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all applicable Legal Requirements with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

(d)               AF REIT shall not, nor shall it permit the Borrower or any Subsidiary to, and shall use commercially reasonable efforts to cause each of its Unconsolidated Affiliates not to, directly or, to any Loan Party’s knowledge, indirectly, use the proceeds of the Facilities, or lend, contribute or otherwise make available such proceeds to any other Person, to fund any activities or business of or with any Person or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any OFAC Sanctions Programs, except to the extent permissible for a Person required to comply with any OFAC Sanctions Programs.

(e)               AF REIT shall not, nor shall it permit the Borrower or any Subsidiary to, and shall use commercially reasonable efforts to cause each of its Unconsolidated Affiliates not to, violate any Anti Corruption Law in any material respect.

(f)                AF REIT shall, and shall cause the Borrower and each of its Subsidiaries to, and shall use commercially reasonable efforts to cause each of its Unconsolidated Affiliates to, maintain in effect policies and procedures designed to ensure compliance in all material respects by AF REIT, the Borrower, each of their Subsidiaries, and each of their Unconsolidated Affiliates, and their respective directors, officers, employees, and agents with applicable Anti-Corruption Laws.

Section 8.14.       Burdensome Contracts With Affiliates. AF REIT shall not, nor shall it permit the Borrower or any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to AF REIT, the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other; provided that, notwithstanding the foregoing, (i) the Borrower may issue the Incentive Listing Note provided that such Incentive Listing Note shall be permitted only to the extent that such Incentive Listing Note (x) includes no accrual of additional amounts on the outstanding principal obligations thereunder, and (y) is not secured by any collateral from the Borrower or AF REIT and (ii) the Borrower may enter into the Outperformance Agreement and issue LTIP Units as set forth therein. Notwithstanding the foregoing, the Borrower shall not enter into any amendment or replacement of, prepayment, redemption or defeasance of the Incentive Listing Note unless the consent of the Administrative Agent has been obtained; provided that nothing in this Section 8.14 shall prohibit the Incentive Listing Note from being contributed to the Borrower in exchange for equity interests of the Borrower.

Section 8.15.       No Changes in Fiscal Year. The Fiscal Year of AF REIT and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit AF REIT or any Subsidiary to, change its Fiscal Year from its present basis.

Section 8.16.       Formation of Subsidiaries. Promptly upon the formation or acquisition of any Guarantor, the Borrower shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4.2 hereof.

Section 8.17.       Change in the Nature of Business. The Borrower shall not, nor shall it permit AF REIT or any Subsidiary to, engage in any business or activity if, as a result thereof, the general nature of the business of AF REIT or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date; provided that nothing herein shall be deemed to prohibit or restrict the Borrower or any Subsidiary from engaging in any business which is reasonably related to the core business engaged in by it on the Closing Date.

Section 8.18.       Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.19.       No Restrictions. Except as provided herein, the Borrower shall not, nor shall it permit any Guarantor or Unencumbered Pool Property Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Guarantor or Unencumbered Pool Property Subsidiary to: (a) pay dividends or make any other distribution on any capital stock or other equity interests owned by AF REIT, the Borrower or any other Guarantor, (b) pay any indebtedness owed to AF REIT, the Borrower or any other Subsidiary, or (c) guarantee the Obligations, Hedging Liability (other than any Excluded Swap Obligation), and Bank Product Obligations and/or grant Liens on its assets to the Administrative Agent.

Section 8.20.       Financial Covenants.

(a)               Maximum Consolidated Leverage Ratio. As of the last day of each Fiscal Quarter of the Borrower (commencing with the Fiscal Quarter ending March 31, 2018), the Borrower shall not permit the Consolidated Leverage Ratio to be greater than 0.60 to 1.00.

(b)               Minimum Fixed Charge Coverage Ratio. As of the last day of each Fiscal Quarter of the Borrower (commencing with the Fiscal Quarter ending March 31, 2018), the Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.65 to 1.00.

(c)               Maximum Other Recourse Debt to Total Asset Value Ratio. As of the last day of each Fiscal Quarter of the Borrower (commencing with the Fiscal Quarter ending March 31, 2018), the Borrower shall not permit the ratio of (i) Other Recourse Debt as of such date to (ii) Total Asset Value as of such date to be greater than 0.10 to 1.00.

(d)               Maintenance of Net Worth. As of the last day of each Fiscal Quarter of the Borrower (commencing with the Fiscal Quarter ending March 31, 2018), AF REIT shall maintain a Net Worth of not less than the sum of (a) $1,375,000,000 plus (b) 80% of the aggregate net cash proceeds received by AF REIT after December 31, 2017 in connection with any offering of Stock or Stock Equivalents.

(e)               Maximum Consolidated Secured Leverage Ratio. As of the last day of each Fiscal Quarter of the Borrower (commencing with the Fiscal Quarter ending March 31, 2018), the Borrower shall not permit the Consolidated Secured Leverage Ratio to be greater than 0.50 to 1.00.

Section 8.21.       [Reserved].

Section 8.22.       Electronic Delivery of Certain Information. (a) Documents, including financial reports to be delivered pursuant to Section 8.5 hereof, required to be delivered pursuant to this Agreement may be delivered by electronic communication and delivery, including, the Internet, including the website maintained by the Securities and Exchange Commission, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent) provided that the foregoing shall not apply to (i) notices to any Lender (or the L/C Issuer) pursuant to Section 1. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Borrower notifies the Administrative Agent of said posting by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Administrative Agent and provides a link thereto; provided if such notice or other communication is not sent or posted during the normal business hours of the recipient on a Business Day, said posting date and time shall be deemed to have commenced as of 9:00 a.m. Chicago time on the opening of business on the next Business Day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Sections 8.5(d) and 8.5(e) to the Administrative Agent. Except for the certificates required by Sections 8.5(d) and 8.5(e), the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

(b)               Documents required to be delivered pursuant to Section 1 may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.23.       REIT Status. AF REIT shall maintain its status as a REIT and all of the representations and warranties set forth in Section 6.25 shall remain true and correct at all times.

Section 8.24.       Restricted Payments. Neither the Borrower nor AF REIT shall, nor shall they permit any Subsidiary to, declare or make any Restricted Payment; provided that:

~~(a) (i) with respect to each period of four consecutive Fiscal Quarters ending on the last day of any Fiscal Quarter (commencing with the period of four consecutive Fiscal Quarters ending on the last day of the Fiscal Quarter ended December 31, 2017), subject to the Borrower’s election as provided in clause (a)(ii) or (iii) immediately below, the Borrower may declare or make cash distributions to AF REIT, and the Borrower may declare or make cash distributions to its other equity holders, in an aggregate amount (excluding cash distributions permitted pursuant to the other clauses of this section) not to exceed the greater of (A) the amount necessary for AF REIT to be able to make distributions required to maintain its status as a REIT (i.e., to satisfy the distribution requirements set forth in Section 857(a) of the Code) and (B) ninety-five percent (95%) of AF REIT’s MFFO for such period of four consecutive Fiscal Quarters;~~

~~(ii)       if the Borrower has not delivered written notice as set forth in clause (a)(iii) immediately below and the Borrower has delivered written notice to the Administrative Agent of the Borrower’s listing or intent to list the Stock of AF REIT on a national securities exchange and election under this clause (a)(ii) with respect to any Fiscal Quarter so long as such notice is delivered prior to the time financial statements with respect to such Fiscal Quarter are required to be delivered pursuant to Section 8.5(a) or (c), as applicable (it being agreed and understood by the parties hereto that such election shall not be made more than once but that such election may be revoked solely for the purpose of utilizing clause (a)(iii) immediately below), then commencing with the Fiscal Quarter with respect to which such notice is given (for purposes of this clause (a)(ii), the “Specified Quarter”), the Borrower may declare or make cash distributions to AF REIT, and the Borrower may declare or make cash distributions to its other equity holders, in an aggregate amount (excluding cash distributions permitted pursuant to the other clauses of this section) not to exceed the greater of (A) the amount necessary for AF REIT to be able to make distributions required to maintain its status as a REIT (i.e., to satisfy the distribution requirements set forth in Section 857(a) of the Code) and (B)(1) with respect to such cash distributions made during the Specified Quarter, 110% of AF REIT’s MFFO for such Fiscal Quarter, (2) with respect to such cash distributions made during the first Fiscal Quarter ending after the Specified Quarter, 110% of AF REIT’s MFFO for such Fiscal Quarter, (3) with respect to such cash distributions made during the second Fiscal Quarter ending after the Specified Quarter, 110% of AF REIT’s MFFO for such Fiscal Quarter, (4) with respect to such cash distributions made during the third Fiscal Quarter ending after the Specified Quarter, 95% of AF REIT’s MFFO for such Fiscal Quarter, (5) with respect to such cash distributions made during the period of two consecutive Fiscal Quarters ending on the last day of the fourth Fiscal Quarter ending after the Specified Quarter, 95% of AF REIT’s MFFO for such period of two consecutive Fiscal Quarters, (6) with respect to such cash distributions made during the period of three consecutive Fiscal Quarters ending on the last day of the fifth Fiscal Quarter ending after the Specified Quarter, 95% of AF REIT’s MFFO for such period of three consecutive Fiscal Quarters, and (7) with respect to such cash distributions made during the period of four consecutive Fiscal Quarters ending on the last day of the sixth Fiscal Quarter ending after the Specified Quarter, and for each period of four consecutive Fiscal Quarters ended thereafter, 95% of AF REIT’s MFFO for such period of four consecutive Fiscal Quarters; or~~

~~(iii)       if the period referenced in the clause (a)(ii) immediately above is no longer continuing or if the Borrower has not delivered written notice as set forth in clause (a)(ii) immediately above (or if such written notice has been delivered, then such written notice has subsequently been revoked), the Stock of AF REIT has been listed on a national securities exchange, and the Borrower has delivered written notice to the Administrative Agent of AF REIT’s intention to re-commence its distribution reinvestment plan and its election under this clause (a)(iii) with respect to any Fiscal Quarter so long as such notice is delivered prior to the time financial statements with respect to such Fiscal Quarter are required to be delivered pursuant to Section 8.5(a) or (c) (it being agreed and understood by the parties hereto that such election shall not be made more than once), then commencing with the Fiscal Quarter with respect to which such notice is given (for purposes of this clause (a)(iii), the “Specified Quarter”), the Borrower may declare or make cash distributions to AF REIT, and the Borrower may declare or make cash distributions to its other equity holders, in an aggregate amount (excluding cash distributions permitted pursuant to the other clauses of this section) not to exceed the greater of (A) the amount necessary for AF REIT to be able to make distributions required to maintain its status as a REIT (i.e., to satisfy the distribution requirements set forth in Section 857(a) of the Code) and (B)(1) with respect to such cash distributions made during the Specified Quarter, 95% of AF REIT’s MFFO for such Fiscal Quarter, (2) with respect to such cash distributions made during the period of two consecutive Fiscal Quarters ending on the last day of the first Fiscal Quarter ending after the Specified Quarter, 95% of AF REIT’s MFFO for such period of two consecutive Fiscal Quarters, (3) with respect to such cash distributions made during the period of three consecutive Fiscal Quarters ending on the last day of the second Fiscal Quarter ending after the Specified Quarter, 95% of AF REIT’s MFFO for such period of three consecutive Fiscal Quarters, and (4) with respect to such cash distributions made during the period of four consecutive Fiscal Quarters ending on the last day of the third Fiscal Quarter ending after the Specified Quarter, and for each period of four consecutive Fiscal Quarters ended thereafter, 95% of AF REIT’s MFFO for such period of four consecutive Fiscal Quarters;~~

(a)               with respect to each period of four (or fewer, as specified in clauses (ii)(A) and (ii)(B) below) consecutive Fiscal Quarters ending on the last day of any Fiscal Quarter, commencing with the period of two consecutive Fiscal Quarters ending on September 30, 2019, the Borrower may declare or make cash distributions to AF REIT, and the Borrower may declare or make cash distributions to its other equity holders, in an aggregate amount (excluding cash distributions permitted pursuant to the other clauses of this section) not to exceed the greater of (i) the amount necessary for AF REIT to be able to make distributions required to maintain its status as a REIT (i.e., to satisfy the distribution requirements set forth in Section 857(a) of the Code) and (ii) (A) for the Fiscal Quarter ended September 30, 2019, ninety-five percent (95%) of AF REIT’s MFFO for such period of two consecutive Fiscal Quarters ended September 30, 2019, (B) for the Fiscal Quarter ending December 31, 2019, ninety-five percent (95%) of AF REIT’s MFFO for such period of three consecutive Fiscal Quarters ending December 31, 2019, and (C) for the Fiscal Quarter ending March 31, 2020 and for each Fiscal Quarter ending thereafter, ninety-five percent (95%) of AF REIT’s MFFO for such period of four consecutive Fiscal Quarters; provided that, in each case for clauses (ii)(A), (ii)(B) and (ii)(C), if, on a pro forma basis after giving effect to such Restricted Payments and any Borrowing hereunder in connection therewith (calculated as of the last day of the Fiscal Quarter of the Borrower for which financial statements were required to be delivered under Section 8.5(a) and (c)), (I) the sum of the Available Amount calculated on a pro forma basis after giving effect to any Borrowing hereunder in connection therewith (as of the most recent Available Amount Certificate delivered in accordance with Section 7.3, Section 8.5(d) or Section 8.5(n) hereof) and unrestricted cash and cash equivalents of AF REIT, the Borrower and its Subsidiaries as of such date is no less than $60,000,000 and (II) the Consolidated Leverage Ratio is less than or equal to 0.575 to 1.00, such percentage shall be increased to one hundred five percent (105%) for such applicable Fiscal Quarter; provided, that (x) during the continuance of an Event of Default, Restricted Payments made pursuant to this clause (a) shall not exceed the amounts described in clause (a)(i)~~(A), (a)(ii)(A) or (a)(iii)(A), as the case may be~~, and (y) following a Bankruptcy Event with respect to the Borrower or the acceleration of the Obligations, the Borrower shall not make any cash distributions; provided, further, that to the extent the Borrower was permitted to declare or make a cash distribution to AF REIT pursuant to this clause (a), AF REIT shall be permitted to distribute such amounts to its equity holders as a dividend or other distribution;

(b)               any Subsidiary may make Restricted Payments, directly or indirectly, to the Borrower or any other Subsidiary that is a Guarantor;

(c)               any of AF REIT, the Borrower or any Subsidiary may declare and make dividend payments or other distributions payable solely in the common equity interests or other equity interests of such entity including (i) “cashless exercises” of options granted under any share option plan adopted by the Borrower, (ii) distributions of rights or equity securities under any rights plan adopted by the Borrower and (iii) distributions (or effect stock splits or reverse stock splits) with respect to its equity interests payable solely in additional shares of its equity interests;

(d)               AF REIT, the Borrower and each Subsidiary may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of the Borrower or any Subsidiary;

(e)               so long as no Change of Control results therefrom, AF REIT, the Borrower and each Subsidiary may make Restricted Payments in connection with the implementation of or pursuant to any retirement, health, stock option and other benefit plans, bonus plans, performance based incentive plans, and other similar forms of compensation for the benefit of the directors, officers and employees of AF REIT, the Borrower and the Subsidiaries;

(f)                so long as no Change of Control results therefrom, the Borrower and each Subsidiary may make dividends or distributions to a Subsidiary, the Borrower or AF REIT to allow AF REIT to, and AF REIT may, make payments in connection with share purchase programs and cash distributions reinvested in the Borrower through the Borrower’s distribution reinvestment plan, and the Borrower may make corresponding dividends or distributions to its other equity holders, in each case, to the extent not otherwise prohibited by the terms of this Agreement;

(g)               AF REIT and the Borrower may exercise any redemption or conversion rights with respect to the equity interests of AF REIT and the Borrower in accordance with the terms of the governing documents setting out any such rights;

(h)               AF REIT or the Borrower may make Restricted Payments to the Special Limited Partner in respect of the Incentive Listing Note consisting of (i) the issuance of operating partnership units of the Borrower or common stock of AF REIT to the Special Limited Partner upon the conversion thereof (other than any Permitted Incentive Listing Note Distribution), and (ii) Permitted Incentive Listing Note Distributions permitted pursuant to the terms hereof;

(i)                 the Borrower may make Restricted Payments to the Manager in respect of LTIP Units pursuant to the Outperformance Agreement;

(j)                 from time to time prior to the date of the listing of the Stock of AF REIT on a national securities exchange, the Borrower and AF REIT may consummate tender offers and share repurchases, and make Restricted Payments to fund the consideration therefor, in an amount not to exceed $30,000,000 in the aggregate; provided that (i) the Borrower shall have on a pro forma basis after giving effect to any such Restricted Payment and any Borrowing hereunder in connection therewith (calculated as of the last day of the Fiscal Quarter of the Borrower for which financial statements were required to be delivered under Section 8.5(a) and (c)) a Consolidated Leverage Ratio of not greater than 0.55 to 1.00, and (ii) the sum of the Available Amount calculated on a pro forma basis after giving effect to any Borrowing hereunder in connection therewith (as of the most recent Available Amount Certificate delivered in accordance with Section 7.3, Section 8.5(d) or Section 8.5(n) hereof) and cash and cash equivalents of AF REIT, the Borrower and its Subsidiaries as of such date shall be no less than $40,000,000; and

(k)               in connection with a listing of the Stock of AF REIT on a national securities exchange, on and from time to time after the date of such listing, the Borrower and AF REIT may (x) consummate tender offers and share repurchases, and make Restricted Payments to fund the consideration therefor and (y) consummate exchanges by the Special Limited Partner of its rights under the Incentive Listing Note for operating partnership units of the Borrower, and redeem such operating partnership units pursuant to the terms of the Borrower’s organizational documents, and make Restricted Payments to fund the consideration therefor; provided that (i) the Borrower shall have on a pro forma basis after giving effect to any such Restricted Payment and any Borrowing hereunder in connection therewith (calculated as of the last day of the Fiscal Quarter of the Borrower for which financial statements were required to be delivered under Section 8.5(a) and (c)) a Consolidated Leverage Ratio of not greater than 0.55 to 1.00, and (ii) the sum of the Available Amount calculated on a pro forma basis after giving effect to any Borrowing hereunder in connection therewith (as of the most recent Available Amount Certificate delivered in accordance with Section 7.3, Section 8.5(d) or Section 8.5(n) hereof) and cash and cash equivalents of AF REIT, the Borrower and its Subsidiaries as of such date shall be no less than $40,000,000.

Section 8.25.       Management Agreement. During the continuance of a Default under Section 9.1(a) or any Event of Default, without the prior written consent of the Administrative Agent, the Borrower shall not permit or agree to any amendment, modification, restatement or replacement of the Management Agreement which increases the amount of management, advisory or other similar fees or payments payable thereunder or is otherwise adverse to the interests of the Administrative Agent or the Lenders.

SECTION 9.	Events of Default and Remedies.

Section 9.1.           Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)               default in the payment when due of (i) all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement, including a mandatory prepayment required by Section 1.8(b)), (ii) any Reimbursement Obligation (except in any case in which a Loan has been made in the amount of the Reimbursement Obligations then due and the proceeds thereof applied to pay such Reimbursement Obligations as contemplated by Section 1.2(c)), (iii) any payment when due of any interest or (iv) any fee or other Obligation payable hereunder or under any other Loan Document, with such default in payment continuing for (A) in the case of the foregoing clauses (ii) and (iii), three (3) Business Days after receipt of written notice thereof from the Administrative Agent and (B) in the case of the foregoing clause (iv), five (5) Business Days after receipt of written notice thereof from the Administrative Agent;

(b)               default in the observance or performance of any covenant set forth in Sections 7.4, 8.1(i) (solely with respect to AF REIT or the Borrower), 8.5(a), (c), (d), (e), (i), (j), (k) and (m), 8.7, 8.8, 8.9, 8.10, 8.18, 8.20, 8.23 or 8.24 hereof;

(c)               default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of the Borrower and (ii) written notice thereof is given to the Borrower by the Administrative Agent; provided, however, if such a default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that the Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such default, provided such additional period shall not exceed sixty (60) days;

(d)               any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect (where not already qualified by materiality or Material Adverse Effect, otherwise in any respect) as of the date of the issuance or making or deemed making thereof (except to the extent such representation and warranty relates to an earlier date, in which case it proves untrue in any material respect (where not already qualified by materiality or Material Adverse Effect, otherwise in any respect) as of such date) and shall not be cured or remedied so that such representation, warranty, certification or statement of fact is no longer incorrect or misleading in any material respect within ten (10) days after the earlier of notice from the Administrative Agent or the actual knowledge of the Borrower thereof;

(e)               (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents (and the related grace and/or cure period, if any, shall have expired), or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void; or (ii) the Borrower or any Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)                default (with expiration of any grace and/or cure periods related thereto) shall occur under any Indebtedness issued, assumed or guaranteed by the Borrower or any Guarantor aggregating in excess of (i) with respect to any recourse Indebtedness issued, assumed or guaranteed by the Borrower or any Guarantor, $10,000,000 in the aggregate, or (ii) with respect to any other Indebtedness issued, assumed or guaranteed by the Borrower or any Guarantor, $100,000,000 in the aggregate, or a default (with expiration of any grace and/or cure periods related thereto) shall occur with respect to any Indebtedness issued, assumed or guaranteed by the Borrower or any Guarantor, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated);

(g)               any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Guarantor, or against any of its respective Property, in an aggregate amount in excess of $10,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days;

(h)               the Borrower or any Guarantor, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Guarantor, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Guarantor, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)                 any Change of Control shall occur;

(j)                 the Borrower or any Guarantor shall (i) admit in writing its inability to pay, its debts generally as they become due, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it within sixty (60) days, (v) take any board of director or shareholder action (including the convening of a meeting) in furtherance of any matter described in parts (i) through (iv) above, or (vi) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof;

(k)               an order for relief under the United States Bankruptcy Code, as amended, shall have entered involuntarily against the Borrower or any Guarantor or a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Guarantor, or any substantial part of its Property and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days; and

(l)                 the subordination provisions relating to the Incentive Listing Note (the “Subordination Provisions”) shall fail to be enforceable by the Administrative Agent in accordance with the terms thereof, or any Loan Party (or any representative thereof) shall, directly or indirectly, repudiate, challenge or contest in writing (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, or (ii) that any of such Subordination Provisions exist for the benefit of the Administrative Agent, any Lender or the L/C Issuer.

Section 9.2.           Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 hereof with respect to the Borrower) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that, with respect to each Letter of Credit then outstanding, the Borrower immediately either (i) pay to the Administrative Agent the full amount then available for drawing thereunder, (ii) deliver to the Administrative Agent Cash Collateral in an amount equal to 105% of the aggregate amount thereof or (iii) return or cause to be returned to L/C Issuer such Letter of Credit for cancellation, and the Borrower agrees to immediately take such action and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3.           Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof with respect to the Borrower has occurred and is continuing, all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and, with respect to each Letter of Credit then outstanding, the Borrower immediately either (i) pay to the Administrative Agent the full amount then available for drawing thereunder, (ii) deliver to the Administrative Agent Cash Collateral in an amount equal to 105% of the aggregate amount thereof or (iii) return or cause to be returned to L/C Issuer such Letter of Credit for cancellation, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4.           Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b), Section 1.14, Section 9.2 or Section 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)               All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability (other than any Excluded Swap Obligation) and Bank Product Obligations). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts then due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders. If the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 1.8(b) hereof, if any, at the request of the Borrower the Administrative Agent shall release to the Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default is then continuing. If the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Commitments, Loans or other Obligations, Hedging Liability (other than any Excluded Swap Obligation), or Bank Product Obligations remain outstanding, at the request of the Borrower the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

(c)               At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 1.14(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)                 Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the L/C Issuers, and agree to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)              Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 9.4 or Section 1.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)            Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 9.4(c) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 1.14 the Person providing Cash Collateral and the L/C Issuer may agree (but shall not be obligated to) that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 10.	Change in Circumstances.

Section 10.1.       Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2.       Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)               the Administrative Agent in good faith determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)               the Required Lenders in good faith advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans becomes impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) have not arisen but the supervisor for the administrator of the LIBOR Index Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Index Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.13, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this section, (x) any borrowing request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, Eurodollar Loans shall be ineffective, and (y) any borrowing request that requests a Borrowing of Eurodollar Loans, shall be made as a Borrowing of Base Rate Loans; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 10.3.       Increased Cost and Reduced Return. (a) If any Change in Law shall:

(i)                 subject any Lender (or its Lending Office) or the L/C Issuer to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein; or

(ii)              impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within fifteen (15) days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction.

(b)               If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)               A certificate of a Lender or L/C Issuer claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined absent manifest error. In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

(d)               Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 10.4.       Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise materially disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 10.5.       Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11.	The Administrative Agent.

Section 11.1.       Appointment and Authorization of Administrative Agent. Each Lender and the L/C Issuer hereby appoints BMO Harris Bank N.A. as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The provisions of this Section 11 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.2.       Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its capacity as a Lender (if applicable).

Section 11.3.       Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5(k) hereof, the Administrative Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Upon the occurrence of an Event of Default, unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable Legal Requirements or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4.       Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5.       Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders (or of any other group of Lenders called for under the specific provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of AF REIT, the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender and L/C Issuer acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender or L/C Issuer with respect thereto.

Section 11.6.       Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence, bad faith, or willful misconduct of the party seeking to be indemnified as determined by a court of competent jurisdiction by final non-appealable judgment. The obligations of the Lenders under this Section 11.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent, any L/C Issuer, or Swing Line Lender hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of the Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a L/C Issuer or Swing Line Lender to be remitted by the Administrative Agent to or for the account of such L/C Issuer or Swing Line Lender, as applicable), but shall not be entitled to offset against amounts owed to the Administrative Agent or any L/C Issuer or Swing Line Lender by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7.       Resignation and Removal of Administrative Agent and Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer, and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall so long as no Event of Default has occurred and is continuing, be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall so long as no Event of Default has occurred and is continuing, be reasonably acceptable to the Borrower, and which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000.

(b)               If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall so long as no Event of Default has occurred and is continuing, be reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)               Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the prior Administrative Agent under the Loan Documents, and the prior Administrative Agent shall be discharged from its duties and obligations thereunder. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns or is removed and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and the Borrower shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer.

Section 11.8.       L/C Issuer and Swing Line Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and the Swing Line Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable. Any resignation by the Person then acting as Administrative Agent pursuant to Section 11.7 shall also constitute its resignation or the resignation of its Affiliate as L/C Issuer and Swingline Lender except as it may otherwise agree. If such Person then acting as L/C Issuer so resigns, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 1.3. If such Person then acting as Swing Line Lender resigns, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Loans pursuant to Section 1.2(b). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable (other than any rights to indemnity payments or other amounts that remain owing to the retiring L/C Issuer or Swing Line Lender), and (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents other than with respect to its outstanding Letters of Credit and Swing Loans, and (iii) upon the request of the resigning L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

Section 11.9.       Hedging Liability and Bank Product Obligations. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 12.12 hereof, as the case may be, any Affiliate of such Lender with whom AF REIT, the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Bank Product Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, or any request for the release of the Guaranties and the Administrative Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Obligations unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranties.

Section 11.10.   Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.11.   Authorization to Enter into Subordination Agreement. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to enter into the Special Limited Partner Subordination Agreement, and any other subordination or intercreditor agreement, on its behalf and to take such action on its behalf under the provisions of any such agreement. Each Lender further agrees to be bound by the terms and conditions of the Special Limited Partner Subordination Agreement and any other subordination or intercreditor agreement. Each Lender hereby authorizes and directs the Administrative Agent to issue blockage notices at the direction of the Administrative Agent or the Required Lenders.

SECTION 12.	Miscellaneous.

Section 12.1.       Taxes.

(a)               Certain Defined Terms. For purposes of this Section, the term “Lender” includes the L/C Issuer and the term “applicable law” includes FATCA.

(b)               Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)               Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)               Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)               Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set-off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f)                Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)               Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 12.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)              Without limiting the generality of the foregoing,

(A)             any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)              executed originals of IRS Form W-8ECI;

(iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(iv)             to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)             if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)               Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                 Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 12.2.       [Reserved].

Section 12.3.       No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 12.4.       Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 12.5.       Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 12.6.       Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.11, 10.3, and 12.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 12.7.       Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 12.7, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 12.8.       Notices. (a) Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or facsimile number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower, any Guarantor, the Administrative Agent, or L/C Issuer shall be addressed to its respective address or facsimile number set forth below:

to the Borrower or any Guarantor:	to the Administrative Agent or L/C Issuer:
American Finance Operating Partnership, L.P. 405 Park Ave, 15th Floor New York, NY 10022 Attention: Boris Korotkin Telephone: (212) 415-6578 Email: BKorotkin@AR-Global.com Fax: (215) 887-2585	BMO Harris Bank N.A. 100 High Street, 26th Floor Boston, MA 02110 Attention: Lloyd Baron Telephone: (617) 960-2372 Email: lloyd.baron@bmo.com with a copy to:

Proskauer Rose LLP Eleven Times Square New York, New York 10036-8299 Attention: Andrew Bettwy, Esq. Telephone: (212) 969-3180 Email: abettwy@proskauer.com Fax: (212) 969-2900

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is delivered to the facsimile number specified in this Section 12.8 or in the relevant Administrative Questionnaire and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, upon receipt or first refusal of delivery or (iii) if given by any other means, when delivered at the addresses specified in this Section 12.8 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

(b)               Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Sections 1.2, 1.3 and 1.6 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)               Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)               Platform. (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the L/C Issuers and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)              The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 12.9.       Counterparts; Integration; Effectiveness. (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For purposes of determining compliance with the conditions specified in Section 7.2 hereof, each Lender and L/C Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or L/C Issuer unless the Administrative Agent shall have received notice from such Lender or L/C Issuer prior to the Closing Date specifying its objection thereto.

(b)               Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirements, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.10.   Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent, the L/C Issuer, and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer.

Section 12.11.   Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section 12.11, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 10.3 hereof. The Borrower and each Guarantor authorizes each Lender to disclose to any participant or prospective participant under this Section 12.11 any financial or other information pertaining to each Guarantor, the Borrower or any Subsidiary, provided that such participant or prospective participant shall be subject to the provisions of Section 12.25.

Section 12.12.   Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                 Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section 12.12, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date specified in such Assignment and Acceptance) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)              Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned.

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.12(a)(i)(B) and, in addition:

(a)               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(b)               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(c)               the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(d)               the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

(iv)             Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)               No Assignment to Borrower, Guarantors, Affiliates or Defaulting Lenders. No such assignment shall be made to (A) the Borrower, any Subsidiary or any other Affiliate of the Borrower or (B) to a Defaulting Lender or any of its Subsidiaries or any Person, who, upon becoming a Lender hereunder would constitute any of the foregoing Persons described in this clause (B).

(vi)             No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent) to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 12.6 and 12.15 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11 hereof.

(b)               Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender or L/C Issuer that grants a participation as described in Section 12.11 shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans made and Reimbursement Obligations and/or Commitments or other obligations under this Agreement (the “Participant Register”); provided that no Lender or L/C Issuer shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loans made and Reimbursement Obligations and/or Commitments or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Obligation or Commitment is in registered form under Section 5f.103-1(c) of the Treasury Regulations or is otherwise required by this Agreement. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender or L/C Issuer shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)               Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section 12.12 shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d)               Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.2 hereof.

Section 12.13.   Amendments. Subject to Section 10.2, any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, the L/C Issuer, or the Swing Line Lender are affected thereby, the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable; provided that:

(i)                 no amendment or waiver pursuant to this Section 12.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder, it being agreed and understood that any change in any ratio used in the calculation of any interest or fees due hereunder (including any component definition thereof) shall not constitute a reduction in any rate of interest or fees hereunder; provided, however, that only the consent of the Required Lenders shall be necessary to amend the default rate provided in Section 1.9 or to waive any obligation of the Borrower to pay interest or fees at the default rate as set forth therein;

(ii)              no amendment or waiver pursuant to this Section 12.13 shall, unless signed by each Lender, extend the Termination Date, release the Borrower or any Guarantor (except as provided for in this Agreement or in connection with any disposition permitted pursuant to Section 8.9), change the definition of Required Lenders, change the provisions of this Section 12.13, affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change the application of payments contained in Section 3.1; and

(iii)            no amendment to Section 13 hereof shall be made without the consent of the Guarantors affected thereby.

Notwithstanding anything to the contrary herein, (1) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (2) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and (3) guarantees and related documents executed by the Borrower or any other Loan Party in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee or other document to be consistent with this Agreement and the other Loan Documents.

Section 12.14.   Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 12.15.   Costs and Expenses; Indemnification. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, due diligence, investigation (including third party expenses) negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of a single counsel to the arranger and Administrative Agent and a single local counsel per jurisdiction necessary to the Administrative Agent), in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrower agrees to pay to the Administrative Agent, the L/C Issuer, each Lender, and any other holder of any Obligations outstanding hereunder, all documented out-of-pocket costs and expenses reasonably incurred or paid by the Administrative Agent, the L/C Issuer, such Lender, or any such holder, including reasonable and documented out-of-pocket attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable and documented out-of-pocket fees and disbursements of counsel for any such Indemnitee and all reasonable and documented out-of-pocket expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit and any such claim, demand, or liability for any broker’s or finder’s fees alleged to have been incurred by the Borrower in connection herewith or therewith., other than other than (i) those which arise from the gross negligence, bad faith or willful misconduct of the party claiming indemnification, (ii) a material breach of such Indemnitee’s obligations under the Loan Documents, as determined in a final non-appealable judgment of a court of competent jurisdiction or (iii) any dispute solely among Indemnitees (provided, that the Borrower agrees to indemnify the Administrative Agent in any such dispute between the Administrative Agent and any Lender). The Borrower, upon demand by the Administrative Agent, the L/C Issuer, or a Lender at any time, shall reimburse the Administrative Agent, the L/C Issuer, or such Lender for any reasonable legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except to the extent the same is due to the gross negligence, bad faith, or willful misconduct of the party to be indemnified. To the extent permitted by applicable Legal Requirements, the Borrower and the Guarantors shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. The obligations of the parties under this Section 12.15 shall survive the termination of this Agreement. No Indemnitee referred to in subsection (b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(b)               The Borrower unconditionally agrees to indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, loss or reasonable and documented out-of-pocket costs and expenses, including without limitation, response, remedial or removal costs and all reasonable and documented out-of-pocket fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any Hazardous Material Activity at any of the Real Properties, (ii) the violation of any Environmental Law by AF REIT, the Borrower or any Subsidiary or otherwise occurring on or with respect to any Real Property, (iii) any claim for personal injury or property damage in connection with AF REIT, the Borrower or any Subsidiary or otherwise occurring on or with respect to any Real Property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by AF REIT, the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct, bad faith or gross negligence of the relevant Indemnitee. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of each Indemnitee and its successors and assigns.

(c)               This Section 12.15 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(d)               Reimbursement by Lenders. To the extent that (i) the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by any of them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, any Swing Line Lender or any Related Party or (ii) any liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever are imposed on, incurred by, or asserted against, Administrative Agent, the L/C Issuer, any Swing Line Lender or a Related Party in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Administrative Agent, the L/C Issuer, any Swing Line Lender or a Related Party in connection therewith, then, in each case, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, such Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); and provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or such Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or any such Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 12.3.

Section 12.16.   Set-off. In addition to any rights now or hereafter granted under the Loan Documents or applicable Legal Requirements and not by way of limitation of any such rights, upon the occurrence of any Event of Default, with the prior written consent of the Administrative Agent, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations then due to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 1.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.17.   Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 12.18.   Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.19.   Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or any of the other Loan Documents invalid or unenforceable.

Section 12.20.    Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable Legal Requirements to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 12.20 shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable Legal Requirements), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 12.21.   Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.

Section 12.22.   Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

Section 12.23.   Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE SPECIFIED THEREIN), AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)               Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its respective properties in the courts of any jurisdiction.

(c)               Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.23(b). Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)               Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or e-mail) in Section 12.8. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 12.24.   USA Patriot Act. Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify the Borrower in accordance with the Patriot Act.

Section 12.25.   Confidentiality. Each of the Administrative Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.25, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to AF REIT, the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 12.25 or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than AF REIT, the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors; (i) on a confidential basis to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or the Commitments hereunder, (j) so long as AF REIT’s report on Form 8-K (or its equivalent) has been filed with the SEC, Gold Sheets and other similar bank trade publications (such information to consist solely of deal terms and other information regarding the credit facilities evidenced by this Agreement customarily found in such publications), or (k) so long as AF REIT’s report on Form 8-K (or its equivalent) has been filed with the SEC, to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (k). For purposes of this Section 12.25, “Information” means all information received from AF REIT, the Borrower or any of the Subsidiaries or from any other Person on behalf of AF REIT, the Borrower or any Subsidiary relating to AF REIT, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by AF REIT, the Borrower or any of their Subsidiaries or from any other Person on behalf of AF REIT, the Borrower or any of the Subsidiaries provided that, in the case of information received from a Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.26.   No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between any Loan Party and its Subsidiaries and the Administrative Agent, the L/C Issuer, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, the L/C Issuer, or any Lender has advised or is advising any Loan Party or any of its Subsidiaries on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the L/C Issuer, and the Lenders are arm’s-length commercial transactions between such Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the L/C Issuer, and the Lenders, on the other hand, (iii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, the L/C Issuer, and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent, the L/C Issuer, and the Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the L/C Issuer, and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and none of the Administrative Agent, the L/C Issuer, and the Lenders has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the L/C Issuer, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.27.   Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)               the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.28. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 13.	The Guarantees.

Section 13.1.       The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor party hereto (including any Guarantor formed or acquired after the Closing Date executing an separate Guaranty or an Additional Guarantor Supplement in the form attached hereto as Exhibit G or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees, jointly and severally, to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability and Bank Product Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, Hedging Liability, and Bank Product Obligations, and the due and punctual payment of all other obligations now or hereafter owed by the Borrower under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided, however, that with respect to any Guarantor, its Guarantee of Hedging Liability of the Borrower or any Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other obligor punctually to pay any obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 13.2.       Guarantee Unconditional. The obligations of each Guarantor under this Section 13 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)               any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)               any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Obligations;

(c)               any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d)               the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e)               any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other guarantor, or any other Person or Property;

(f)                any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g)               any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability (other than any Excluded Swap Obligation) or Bank Product Obligations, or any provision of applicable Legal Requirements purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability (other than any Excluded Swap Obligation) or Bank Product Obligations; or

(h)               any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 13.

Section 13.3.       Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 13 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability (other than any Excluded Swap Obligation) and Bank Product Obligations have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability (other than any Excluded Swap Obligation) or Bank Product Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 13 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 13.4.       Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the obligations guaranteed hereby shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Bank Product Obligations and Hedging Liability (other than any Excluded Swap Obligation) and all other amounts payable by the Borrower hereunder and under the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, Bank Product Obligations (other than any Excluded Swap Obligation) and Hedging Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 13.5.       Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice except as specifically provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower or other obligor, another guarantor, or any other Person.

Section 13.6.       Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 13 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 13 void or voidable under applicable Legal Requirements, including, without limitation, fraudulent conveyance law.

Section 13.7.       Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document or any agreement relating to Hedging Liability (other than any Excluded Swap Obligation) or Bank Product Obligations, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts (other than any Excluded Swap Obligation) otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents or any agreement relating to Hedging Liability or Bank Product Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 13.8.       Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 13.9.       Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

Section 13.10.   Subordination. Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or any other Guarantor owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Obligations, Hedging Liability (other than any Excluded Swap Obligation) and Bank Product Obligations. During the continuance of any Event of Default or Default under Sections 9.1 (a), (j) or (k), subject to Section 13.4, any such indebtedness, obligation, or liability of the Borrower or any other Guarantor owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Obligations, Hedging Liability (other than any Excluded Swap Obligation) and Bank Product Obligations and, upon the acceleration of the Indebtedness under Section 9.2 or 9.3 hereof, the proceeds thereof shall be paid over to the Administrative Agent for application to the Obligations, Hedging Liability (other than any Excluded Swap Obligation) and Bank Product Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 13.

Section 13.11.   Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the Borrower and each other Guarantor to honor all of its obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section as it relates to such Borrower or other Guarantor, voidable under applicable Legal Requirements relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with Section 13.3. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Borrower and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages to Follow]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

American Finance Operating Partnership, L.P., a Delaware limited partnership

By:	American Finance Trust, Inc.,
its general partner

By:
Name:
Title:

[Signature Page to Credit Agreement (American Finance Operating Partnership, L.P.)]

“Administrative Agent and L/C Issuer”

BMO Harris Bank N.A., as L/C Issuer and as Administrative Agent

By:
Name: Lloyd Baron
Title: Director

[Signature Page to Credit Agreement (American Finance Operating Partnership, L.P.)]

“Lenders”

BMO Harris Bank N.A., as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement (American Finance Operating Partnership, L.P.)]

Citizens Bank, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement (American Finance Operating Partnership, L.P.)]

SunTrust Bank, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement (American Finance Operating Partnership, L.P.)]

Société Générale, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement (American Finance Operating Partnership, L.P.)]

Comerica Bank, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement (American Finance Operating Partnership, L.P.)]

KeyBank, National Association, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement (American Finance Operating Partnership, L.P.)]

“Guarantors”

American Finance Trust, Inc.

By
Name
Title

Genie Acquisition, LLC

By
Name
Title

ARC CLORFL001, LLC
ARC CTCHRNC001, LLC
ARC HCHARTX001, LLC
ARC NCCHRNC001, LLC
ARC NWNCHSC001, LLC
ARC PSFKFKY001, LLC
ARC PTSCHIL001, LLC
ARC SRTULOK001, LLC
ARC SSSDLLA001, LLC
ARC SWHOUTX001, LLC
ARC SWWCHOH001, LLC
ARC SWWMGPA001, LLC
ARC TMMONPA001, LLC
ARC WEMPSMN001, LLC
ARC WLHUMTX001, LLC

By
Name
Title

[Signature Page to Credit Agreement (American Finance Operating Partnership, L.P.)]

Schedule I

Commitments

Name of Lender	Commitment
BMO Harris Bank N.A. Citizens Bank, National Association SunTrust Bank BBVA USA Société Générale Comerica Bank KeyBank, National Association Synovus Bank	$100,000,000 $100,000,000 $100,000,000 $100,000,000 $50,000,000 $40,000,000 $25,000,000 $25,000,000
Total Commitments	~~$415,000,000~~$540,000,000